UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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VALUEVISION MEDIA, INC.
__________________________________________________________________________________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

__________________________________________________________________________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433

May 9, 2013

To our Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders of ValueVision Media, Inc., a Minnesota corporation, to be held at our offices located at 6690 Shady Oak Road (Human Resources Entrance), Eden Prairie, Minnesota, on Wednesday, June 19, 2013 at 9:00 am central time.
This year we are again taking advantage of a Securities and Exchange Commission rule allowing us to furnish our proxy materials over the Internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in street name), you will receive a Notice Regarding Availability of Proxy Materials from your broker. The Notice Regarding Availability of Proxy Materials will tell you how you can access our proxy materials which describe the matters to come before the meeting. It also will tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you will receive a copy of our proxy materials by mail.
We hope that you will be able to attend the meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, please take the time to vote. Please vote your shares as instructed in the Notice Regarding Availability of Proxy Materials or on your proxy card and send your proxy through the Internet, telephone or mail as soon as possible so that your proxy is received prior to the meeting. This will assure that your shares will be represented at the meeting and voted in accordance with your wishes. Please vote as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at the meeting if you so desire.

Sincerely,

Keith R. Stewart
Chief Executive Officer

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are outlined on the Notice Regarding Availability of Proxy Materials or, if you received a paper copy of our proxy materials, on your proxy card. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please submit your proxy through the Internet, by telephone, or mark, sign, date and promptly mail the paper proxy card in the postage-paid reply envelope provided. It is important that your shares be represented.

VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 19, 2013
To the Shareholders of ValueVision Media, Inc.:
The annual meeting of shareholders of ValueVision Media, Inc. will be held at our offices located at 6690 Shady Oak Road (Human Resources Entrance), Eden Prairie, Minnesota on Wednesday, June 19, 2013 at 9:00 am central time, or at any adjournments or postponements thereof. The meeting is being held for the purpose of considering and taking action with respect to the following:
1. to elect a board of directors of seven directors to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified;
2. to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014;
3. to approve, on an advisory basis, the 2012 compensation of our named executive officers as disclosed in our proxy statement;
4. to approve an amendment to the ValueVision Media, Inc. 2011 Omnibus Plan (the "Plan") to increase by 3,000,000 the number of shares issuable under the Plan;
as well as to transact such other business as may properly come before the meeting or any adjournments thereof.
Only shareholders of record at the close of business on April 26, 2013 will be entitled to receive notice of and to vote at the meeting or any adjournments thereof. The mailing of this proxy statement and our board of directors' form of proxy to shareholders whose shares are registered directly in their names with our transfer agent will commence on or about May 17, 2013. The mailing of the Notice Regarding Availability of Proxy Materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in street name) will commence on or about May 9, 2013.
Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting in person, you are requested to vote your proxy either (1) through the Internet at the address listed on the Notice Regarding Availability of Proxy Materials or the proxy card, (2) by calling a toll-free telephone number listed on the Notice Regarding Availability of Proxy Materials or proxy card or (3) by marking, signing and dating the proxy card and mailing it in the envelope provided. The proxy may be revoked by you at any time prior to being exercised, and voting your proxy by telephone or through the Internet or by returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF EACH OF PROPOSALS #1-4, INCLUDING VOTING IN FAVOR OF THE NOMINEES TO THE BOARD OF DIRECTORS.

By Order of the Board of Directors
Teresa Dery
SVP General Counsel
Corporate Secretary
May 9, 2013
Eden Prairie, Minnesota

PROXY STATEMENT
FOR THE
2013 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 19, 2013

GENERAL INFORMATION
The enclosed proxy is being solicited by our board of directors for use in connection with our annual meeting of shareholders to be held on Wednesday, June 19, 2013 at our offices located at 6690 Shady Oak Road (Human Resources entrance), Eden Prairie, Minnesota, at 9:00 am central time, and at any adjournments or postponements. Our telephone number is (952) 943-6000. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders whose shares are registered directly in their names with our transfer agent will commence on or about May 17, 2013. The mailing of the Notice Regarding Availability of Proxy Materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in street name) will commence on or about May 9, 2013.
What is the purpose of the Annual Meeting?
At the annual meeting we will ask our shareholders to vote on these matters:
1. to elect a board of directors of seven directors to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified;
2. to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014;
3. to approve, on an advisory basis, the 2012 compensation of our named executive officers as disclosed in our proxy statement;
4. to approve an amendment to the ValueVision Media, Inc. 2011 Omnibus Plan (the "Plan") to increase by 3,000,000 the number of shares issuable under the Plan;

as well as to transact other business that may properly be brought before the meeting.
Who is entitled to vote at the meeting?
Only shareholders of record at the close of business on April 26, 2013 will be entitled to vote at the meeting or adjournments thereof. Our common stock is our only authorized and issued voting security. Every share is entitled to one vote on each matter that comes before the meeting. At the close of business on the record date, we had 49,365,962 shares of our common stock outstanding and entitled to vote.
Who is entitled to attend the meeting?
Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the meeting in person. Since seating is limited, admission to the meeting will be on a first-come, first served basis. Registration will begin at 8:30 am central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), and you wish to vote your shares at the meeting, instead of by proxy, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
What constitutes a quorum?
The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the annual meeting. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.
Vote required
Election of Directors. The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. A shareholder who does not vote (including a broker non-vote) will have no effect on the election of directors.
Advisory Vote on Executive Compensation. The advisory vote to approve our named executive officers’ 2012 compensation as disclosed in this proxy statement is not binding on us. We will consider our shareholders to have approved the executive compensation if the number of votes cast “for” this proposal exceeds the number of votes cast “against” this proposal. With respect to this proposal, a shareholder who abstains and a shareholder who does not vote (including a broker non-vote) will have no effect on the outcome of this proposal.
Amendment to 2011 Omnibus Incentive Plan. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the proposal (provided the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares of our common stock) is required to approve the amendment to our Plan to increase by 3,000,000 shares the number of shares authorized for issuance under the Plan. A shareholder who abstains with respect to this proposal will have the effect of casting a negative vote on this proposal. A shareholder who does not vote (including a broker non-vote) on the proposal will have no effect on the outcome of this proposal, except to the extent such non-vote could cause the affirmative vote total to be 25% or less of the number of our outstanding shares.
Other Proposals. For all other proposals, the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote (provided that the number of shares voted in favor of such proposals constitutes more than 25% of the outstanding shares of our common stock) is required for approval of each other proposal presented in this proxy statement. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) will have no effect on the outcome of these proposals.
How do I vote?
Proxies in the accompanying form that are properly signed and returned to us, voted by telephone or through the Internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified.
You may vote electronically by submitting your proxy through the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate your identity as a ValueVision Media, Inc. shareholder, to allow you to vote your shares and to confirm that your instructions have been properly recorded.
To vote by Internet:
• Go to the web site printed on your Notice Regarding Availability of Proxy Materials or proxy card 24 hours a day, seven days a week.
• Complete the electronic ballot and submit your voting instructions.
To vote by telephone:
• From a touch-tone telephone, call the toll-free number printed on your Notice Regarding Availability of Proxy Materials or proxy card or electronic notification, 24 hours a day, seven days a week.
• Follow the simple recorded instructions.
To vote by proxy card:
• Mark your selections on the proxy card.
• Date and sign your name exactly as it appears on your proxy card.
• Mail the proxy card in the enclosed postage-paid envelope (we must receive the mailed proxy card prior to the meeting).
If you are a registered shareholder and attend the annual meeting, you may deliver your proxy in person.
Paper ballots also will be available at the meeting. If you hold your shares in “street name,” you need to obtain a proxy form from the institution that holds your shares. Shareholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.
How do I access the proxy materials?
Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders who hold shares in accounts with brokers on the Internet, rather than mailing printed copies to these shareholders. We are mailing copies of our proxy materials to shareholders whose shares are registered directly in their names with our transfer agent. If you received a Notice Regarding Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice Regarding Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice Regarding Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice Regarding Availability of Proxy Materials.
May I change my vote after I return my proxy?
Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our corporate secretary either a notice of revocation or a duly executed proxy bearing a later date. Alternatively, if you have voted by telephone or through the Internet, you may change your vote by calling the toll-free number again and following the instructions, or by accessing the web site printed on your Notice Regarding Availability of Proxy Materials and following the instructions. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What is the effect of a “broker non-vote” on the proposals to be voted on at the meeting?
The election of directors, the advisory vote to approve our 2012 executive compensation, and the amendment to add shares to the Plan are proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares on these matters. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.
May the meeting be adjourned?
If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.
Who pays the expenses incurred in connection with the solicitation of proxies?
We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mail, certain directors, officers and regular employees may solicit proxies by telephone, the Internet, email or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our shares. We will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.
How may I obtain additional copies of the annual report and/or proxy statement?
Our annual report on Form 10-K for our fiscal year ended February 2, 2013 including audited financial statements and the 2013 proxy statement are available online at www.valuevisionmedia.com/proxy. Please follow the instructions on the Notice Regarding the Availability of Proxy Materials to request a paper copy of the materials. For additional printed copies, which are available without charge, please contact our corporate secretary by mail at ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344- 3433, Attention: Corporate Secretary.
What is the deadline for submitting a shareholder proposal, including director nominations, for inclusion in the proxy statement for our 2014 annual meeting?
We must receive shareholder proposals intended to be presented at our 2014 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than Friday, January 17, 2014. The inclusion of any shareholder proposals in those proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, including Rule 14a-8. Written copies of all shareholder proposals should be sent to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary. Under Sections 3.2 and 4.3 of our bylaws, we must receive notice of any other shareholder proposal intended to be presented at our 2014 annual meeting of shareholders on or before Friday, March 21, 2014.

PROPOSAL #1
ELECTION OF DIRECTORS
Seven directors will be voted upon and elected by the holders of shares of common stock. Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or his or her earlier resignation or removal. All of these director nominees have consented to serve as a director, if elected.
At a meeting held on April 22, 2013, our corporate governance and nominating committee reviewed the makeup of the board and recommended, by unanimous vote, that each person named below be nominated for election as directors, other than Mr. Pick. On May 7, 2013, Mr. Pick was nominated pursuant to the terms of our amended and restated shareholders agreement more fully described below under “Certain Transactions” as a replacement nominee for Ms. Dunleavy. The Board approved his nomination for election as a director and also his immediate appointment to the board of directors. Ms. Botway, who joined our board of directors in March 2013, and Mr. Pick, who joined our board of directors in May 2013, are standing for election by our shareholders for the first time. All of the other nominees are standing for re-election to the board. Mr. Berardino is not standing for re-election to the board.
Based upon the recommendation of our corporate governance and nominating committee, the full board unanimously nominated the individuals recommended by the corporate governance and nominating committee for election as directors. We did not retain any third party to assist in identifying or evaluating the nominees. Assuming shareholders elect all the director nominees named in this proxy statement at the annual meeting, we will have seven directors. The board of directors has authority under our by-laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the board’s size between annual meetings. Your proxy holder will vote your shares for the board’s nominees unless you instruct otherwise.
If prior to the annual meeting the board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the board. Alternatively, the proxies, at the board’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The board has no reason to believe that any of the nominees will be unable to serve. There are no family relationships between any director, executive officer, or person nominated to become a director.
The following table sets forth certain information concerning the persons who are nominated for election to the board of directors.

Name	Age	Director Since	Positions Currently Held with our Company
Current Directors:
Keith R. Stewart	50	2008	Chief Executive Officer, Director
Randy S. Ronning	64	2009	Chairman of the Board
Jill R. Botway	57	2013	Director
John D. Buck	62	2004	Director
William F. Evans	65	2011	Director
Sean F. Orr	58	2011	Director
Robert S. Pick	60	2013	Director
Jill R. Botway has served as Executive Vice President and Director of Sales and Marketing for Specific Media/MySpace, a multi-platform, digital media company in New York since 2012. In addition, from 2009 to 2010 Ms. Botway was Chief Executive Officer of WMI, Inc., a multi-platform media services company, and since 2010, she has been a Managing Member at private equity firm Cavu Holdings LLC.  From 2005-2009, Ms. Botway was President of Omnicom Media Group's U.S. Strategic Business Units.  Before joining Omnicom, Ms. Botway held various executive positions with media companies and as an attorney has prior law firm experience. Ms. Botway brings broad expertise in media and consumer marketing, as well as brand development, which gives the board insight into customer focusing initiatives, marketing methods and brand positioning. As an attorney, Ms. Botway also brings a sound understanding of legal issues and concerns that may face the Company.
John D. Buck currently serves as non-executive chairman of the board of Medica (Minnesota’s second largest health insurer) and previously served as chief executive officer of Medica from July 2001 until his retirement in January 2003. From October 25, 2007 to March 3, 2008, and again from August 22, 2008 through January 26, 2009, Mr. Buck served as our interim chief executive officer. Previously, Mr. Buck worked for Fingerhut Companies where he held several senior executive positions, including president and chief operating officer. He left Fingerhut in October 2000. Mr. Buck also previously held executive positions at Graco Inc., Honeywell Inc., and Alliant Techsystems Inc. Mr. Buck currently serves on the board of directors of Patterson Companies, Inc.

Mr. Buck provides the board with his experience in the consumer retail industry, including his past service as an interim chief executive officer of our company and his senior leadership positions at Fingerhut Companies. He additionally brings to us the knowledge and judgment he gains from serving on other public and private company boards, which allows us to benefit from his insight into board governance matters and appropriate board processes.
William F. Evans most recently served as the executive vice president and chief financial officer of Witness Systems, Inc., a public, global provider of workforce optimization software and services based in Roswell, Georgia from May 2002 until he retired when the company was sold in June 2007. Previously, Mr. Evans had served in a number of operational and financial management roles for a variety of companies, including Superior Essex, ProSource, Inc., H&R Block, Inc., Management Sciences of America and Electromagnetic Sciences, Inc. He began his professional career at Peat Marwick, Mitchell, and Co. (now KPMG), where he was elected a partner in 1980 and was named partner-in-charge of the Atlanta audit practice in 1985. Mr. Evans has served on the Board of Directors of several other private and public companies, including SFN Group, Inc. and Wolverine Tube, Inc. Mr. Evans offers senior financial management and accounting expertise gained through his long career both in public accounting as well as in senior management and board positions with corporate governance duties at a number of companies. We believe his broad experience and service in senior management and boards of directors provides our board with valuable expertise, particularly with respect to financial reporting.
Sean F. Orr most recently served as Senior Vice President and Chief Financial Officer for Maxum Petroleum, Inc. a national marketer and logistics company for petroleum products, during 2012 until the company was sold. Prior to that he served as president and chief financial officer of Dale and Thomas Popcorn, LLC, a snack food business, from February 2007 until March 2009. Prior to that, he was a partner in Tatum Partners, LLC, an executive services firm, in 2006, and the executive vice president and chief financial officer of The Interpublic Group of Companies, a parent of global advertising and public relations firms, from 1999 to 2003. He also worked at Pepsico Inc. from 1994 to1999 in the roles of Senior Vice President and Controller at Pepsico Corporate Headquarters and Executive Vice President and Chief Financial Officer of its Frito-Lay division; Reader’s Digest as Vice President and Controller from 1990 to 1994; and Peat Marwick, Mitchell, and Co. (now KPMG), from 1976 to 1990 (serving as a partner from 1986 to 1990). Mr. Orr also was a member of the Board of Directors and Chairman of the Board’s Finance Committee for The Interpublic Group of Companies from 1999-2003, and has served on the Boards of Directors for several non-profit organizations. Mr. Orr is a certified public accountant. Mr. Orr offers senior financial management and accounting expertise gained through his long career both in public accounting and in private industry. We believe his broad experience and service in senior management provides our board with valuable expertise, particularly with respect to financial reporting and capital markets.
Robert S. Pick currently serves as the Senior Vice President of Corporate Development for Comcast Corporation (“Comcast”), a global media and technology company, and has been with Comcast since October 1989.  As the Senior Vice President of Corporate Development, he is responsible for all corporate development and merger and acquisition activities of Comcast.  Prior to joining Comcast, Mr. Pick held various financial positions with Bell Atlantic and worked for KPMG Peat Marwick for ten years as a certified public accountant.  Mr. Pick has served on the boards of several charitable organizations and subsidiaries of Comcast. Mr. Pick's vast experience in corporate development working on major transactions with a global media and technology, including joint ventures, start-ups, acquisitions and dispositions, will allow him to contribute a unique set of skills to the board to advance our strategic focus.
Randy S. Ronning currently serves as chairman of our board of directors. Mr. Ronning served as executive vice president and chief merchandising officer of QVC, a major electronic retailer, where he oversaw all merchandising, brand management, and merchandise analysis efforts of QVC and QVC.com, from June 2005 until his retirement in January 2007. He also was responsible for QVC.com operations during this period. Previously, Mr. Ronning was executive vice president with responsibility over affiliate sales and marketing, information services, marketing, research and sales analysis, direct marketing, corporate marketing, public relations, and charitable giving at QVC, from 2001 to May 2005. Prior to joining QVC, Mr. Ronning spent 30 years with J.C. Penney Co., where he held executive positions including president of its catalog and internet divisions. Mr. Ronning currently serves on the board of directors of another private company, Sure Source, and has served on the boards of several non-profit and organizations, including the Electronic Retailing Association, the Dallas Symphony Association, the University of Dallas, the Fashion Institute of Technology, the Mail Order Association, Chairman of the Board, Forrester Research, Knot, Philadelphia Orchestra, The Franklin Institute, and another private company, Commerce Hub, where he was Chairman of the Board. Mr. Ronning’s extensive senior executive level experience at two major retailing companies provides the board and the company with invaluable expertise and industry knowledge as we execute our new strategy for growth and profitability. In particular, Mr. Ronning’s record of success in leading the development and success of the e-commerce operations at his prior companies is of substantial importance to the board and the company in addressing similar growth opportunities in our company’s business. Mr. Ronning’s depth of experience in managing, leading and motivating employees provides the board with great insights in his role as chairman of the human relations and compensation committee.
Keith R. Stewart is our chief executive officer. He was named our president and chief executive officer in January 2009 after having joined ShopNBC as president and chief operating officer in August 2008. Mr. Stewart voluntarily relinquished the title of president in February 2010 in conjunction with the appointment of a new president of our company. Mr. Stewart retired from

QVC in July 2007 where he had served the majority of his retail career, most recently as vice president — merchandising of QVC (USA) and vice president — global sourcing of QVC (USA) from April 2004 to June 2007. Previously he was general manager of QVC’s German business unit from 1998 to March 2004. Mr. Stewart first joined QVC as a consumer electronics buyer in 1992 and was promoted through a series of progressively responsible positions through which he developed expertise in key areas of TV home shopping, including merchandising, programming, cable distribution, strategic planning, organizational development, and international sourcing. Mr. Stewart brings to our board and our company extensive executive retail, operations, product sourcing and e-commerce experience both domestically and internationally with more than fifteen years of leadership experience in the electronic retailing industry. His strong understanding of multichannel retailing strategy and operations and his proven track record of delivering growth and profitability in our industry gives the board essential perspectives and insights in their oversight of company strategy and development.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR THE ELECTION OF EACH OF THE SEVEN NOMINEES LISTED ABOVE
TO CONSTITUTE OUR BOARD OF DIRECTORS.

PROPOSAL #2

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP has been our independent registered public accounting firm since fiscal 2002. Upon recommendation from our audit committee, our board of directors selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for our fiscal year ending February 1, 2014, subject to ratification by our shareholders. While it is not required to do so, our board of directors is submitting the selection of this firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending February 1, 2014.
Deloitte & Touche LLP Attendance at Annual Meeting
A representative of Deloitte & Touche LLP will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.
In addition to reimbursement for certain out-of-pocket expenses, the following table presents the aggregate fees billed for professional services by Deloitte & Touche LLP in our fiscal year ended February 2, 2013, known as fiscal 2012, and January 28, 2012, known as fiscal 2011.
Fees Billed by Deloitte & Touche LLP

Description of Fees	Fiscal 2012 Amount	Fiscal 2011 Amount
Audit Fees	$407,000	$400,000
Audit-Related Fees	8,000	27,000
Total Audit and Audit-Related Fees	415,000	427,000
Tax Fees:
Tax Compliance Fees	63,075	68,810
Tax Consultation and Advice Fees	12,200	70,655
Total Tax Fees	75,275	139,465
All Other Fees	—	—
Total	$490,275	$566,465
The following is a description of the above services:
Audit Fees. The audit fees set forth above for fiscal 2012 and fiscal 2011 consist of fees billed by Deloitte & Touche LLP for audit services in connection with their review of our interim financial statements for the first three quarters of each fiscal year and for the audit of our fiscal year-end financial statements and the effectiveness of internal controls over financial reporting, including agreed-upon procedure compliance letters.
Audit-Related Fees. The audit-related fees set forth above for fiscal 2012 and fiscal 2011 consist of fees billed by Deloitte & Touche LLP audit-related out-of-pocket expenditures as well as for consultation regarding other accounting matters and audit services that normally are provided by an independent registered public accounting firm in connection with filings or engagements, such as comfort letters, consents related to Securities and Exchange Commission registration statements and other services related to Securities and Exchange Commission matters for the fiscal year.
Tax Fees. The tax compliance fees set forth above consist solely of fees billed by Deloitte & Touche LLP for preparation of federal, state and local income tax returns and Internal Revenue Service audit assistance. The tax consultation and advice fees set forth above for fiscal 2012 and fiscal 2011 primarily consist of fees billed for consultation and assistance in connection with an IRS section 382 and net operating loss matters, including change-in-control analysis, preparation of applications for tax refunds and for tax planning regarding various federal and state income tax matters, as well as assistance with employee compensation tax matters.
All Other Fees. We were not billed any amounts by Deloitte & Touche LLP for other products and services during fiscal 2012 or fiscal 2011.

Approval of Independent Registered Public Accounting Firm Services and Fees
The audit committee charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent auditor's independence, prior to engagement for these services. All such services performed in 2012 and 2011 were approved by our audit committee. Our audit committee actively monitors the relationship between audit and non-audit services provided. All of the services listed under the headings Audit-Related Fees and Tax Fees were pre-approved by our audit committee.
Report of the Audit Committee
The audit committee is composed of three independent directors listed below, which is responsible for overseeing our management and independent registered public accounting firm in respect of our accounting and financial reporting. In performing our oversight function, we rely upon advice and information received in our discussions with management and the independent registered public accounting firm.
We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended February 2, 2013 with management; (b) discussed with Deloitte & Touche, our company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (c) received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche's communications with the audit committee concerning their independence, and discussed with Deloitte & Touche their independence.
Based on the review and discussions with management and our company's independent registered public accounting firm referred to above, we recommended to our company's board of directors that our audited consolidated financial statements be included in our company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

WILLIAM F. EVANS (CHAIRMAN)
JOSEPH F. BERARDINO
SEAN F. ORR

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
PROPOSAL #2 TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

PROPOSAL #3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Securities and Exchange Act of 1934, as amended, we are providing our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the 2012 compensation of our named executive officers.
Our compensation philosophy is described in the Compensation Discussion and Analysis contained in this proxy statement. Shareholders are urged to read the Compensation Discussion and Analysis which also discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related tables and narrative disclosure which describe the compensation of our named executive officers set forth under the “Executive Compensation” section above. The compensation committee and the board of directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our executive officers in 2012 reflects and supports these compensation policies and procedures.
Shareholders are being asked to vote on the following resolution:
RESOLVED, the shareholders of ValueVision Media, Inc. approve, on an advisory basis, the compensation of the company’s named executive officers as described in the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2013 Annual Meeting of Shareholders captioned “Executive Compensation”.
Although this advisory vote is not binding on our board of directors, the board and compensation committee will take into account the result of the vote when structuring our executive compensation programs. We currently intend to hold an annual non-binding advisory vote to approve our named executive officer compensation. Our next advisory vote will occur at the 2014 annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE 2012 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY
STATEMENT.

PROPOSAL #4

APPROVAL OF AN AMENDMENT TO THE VALUEVISION MEDIA, INC. 2011 OMNIBUS INCENTIVE PLAN
TO INCREASE BY 3,000,000 THE NUMBER OF SHARES ISSUABLE UNDER THE PLAN

Introduction
The ValueVision Media, Inc. 2011 Omnibus Incentive Plan (the “Plan”) became effective on June 15, 2011 upon its approval by our shareholders. As originally adopted, the Plan authorized the issuance of up to 3,000,000 shares of our common stock.
As of February 2, 2013, there were 170,000 shares of our common stock remaining available for future awards under the Plan and 216,022 shares remaining available for future awards under our predecessor 2004 Omnibus Stock Plan (the “2004 Stock Plan”), which is scheduled to expire on June 22, 2014. These are the only two plans under which equity awards can currently be made to our employees and directors. The total number of shares available for future awards under these two plans as of February 2, 2013 is not expected to change to any significant degree prior to the date of our 2013 Annual Meeting of Shareholders.
Because of the importance we attach to providing competitive levels of equity-based compensation to our employees, and in light of our pattern of share usage during recent years, we believe that the shares remaining under the Plan and the 2004 Plan will be insufficient to continue making awards.
As a result, our compensation committee (the “Committee”) recommended, and our board of directors has adopted, subject to shareholder approval, an amendment to the Plan to increase the number of shares of our common stock authorized for issuance under the Plan by 3,000,000 shares. No other changes to the Plan as currently in effect are being proposed at this time.
 Shareholder Approval and Board of Directors Recommendation
Shareholder approval of the amendment to the Plan, and of the Plan as so amended, is being sought in order to (i) satisfy the stockholder approval requirements of the NASDAQ Stock Market, (ii) satisfy the requirement that shareholders reapprove at least every five years the material terms of awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code ("Code"), and (iii) extend the period of time during which incentive stock options may be granted under the Plan.
Our Board of Directors recommends that our shareholders vote FOR approval of the amendment to the Plan because it believes that increasing the Plan's share reserve is critical to our ability to provide the types and sizes of awards that will be crucial factors in enabling us to continue to provide a competitive mix of compensation to our key employees.
Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the amendment to the Plan. If the amendment to the Plan is not approved by the shareholders, the Plan will remain in effect as it existed immediately prior to the proposed amendment, and we will remain subject to the existing pool of shares available for issuance.
Determination of the Share Increase
In determining the amount of the increase in the Plan's share reserve for which shareholder approval is being sought, our Compensation Committee considered a number of factors, including the following:

•
Importance of long-term equity incentives. Long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term shareholder value creation, aligning executives' interests with the interests of shareholders and serving as a retention device. Our ability to continue to provide a competitive level of long-term equity incentives is considered to be of utmost importance to our success.

•
Use of Market-Based Equity Awards. During fiscal 2012, our compensation committee decided to place even greater emphasis on the long-term equity component of our executive compensation program, and thereby underscore the importance of closely aligning the interests of our executives with those of our shareholders, by approving market-based stock option and restricted stock awards that involved a larger number of shares than equity awards in recent years. These awards will vest only if the market price of our stock reaches certain prescribed levels, and the exercise price of the stock option awards was set at a 75% premium to the then current market price of our stock.

•
Historical equity award burn rate.  Our three-year average annual equity grant rate, or “burn rate,” for the 2010-2012 fiscal year period, calculated on the basis utilized by the Proxy Advisory Services division of Institutional Shareholder Services, Inc. (“ISS”), was 4.72%, which is lower than ISS' maximum burn rate guidance of 5.61% for our industry classification.  Moreover, if one were to eliminate from this calculation the 2,125,000 option shares and 300,000 restricted shares awarded in fiscal year 2012 that are subject to market-based vesting conditions and have not yet been earned, our burn rate for the same period would be 3.0%.

•
Current and projected overhang percentage. As of February 2, 2013, the 3,000,000 shares of our common stock subject to outstanding stock options and unvested restricted stock awards or available for future awards under the Plan and the 2004 Plan represented approximately 11.9% of our fully-diluted common shares outstanding as of that date. The 3,000,000 shares proposed to be added to the Plan's share reserve would increase this overhang percentage to approximately 15.9%.

Future share usage under the Plan will be based on a number of factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the Plan reserve through forfeitures, cancellations and the like, the level at which market-based awards pay out, the degree to which inducement awards outside of shareholder-approved plans are utilized and our future stock price performance.
Key Compensation Practices

The Plan includes a number of provisions that we believe promote and reflect compensation practices that closely align our equity compensation arrangements with the interests of our shareholders, including the following key features:

No Repricing or Replacement of Underwater Options or Stock Appreciation Rights.  The Plan prohibits, without shareholder approval, actions to reprice, replace or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

No In-the-Money Option or Stock Appreciation Right Grants.  The Plan prohibits the grant of options or SARs with an exercise price less than the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

Double Trigger Accelerated Vesting/Payment Following a Change in Control.  The Plan provides that if outstanding awards are continued, assumed or replaced in connection with a corporate transaction involving the company, accelerated vesting or payment of an award will occur only if employment is terminated involuntarily without cause within one year of the change in control.

Compensation Recovery.  Awards under the Plan may provide for the forfeiture to the company of cash or shares received as the result of an award under the Plan in the event of occurrences such as a participant's violation of a non-compete or non-disclosure obligation, or business ethics policy of the company. Awards may also be made subject to any compensation recovery policy adopted by our board of directors or the compensation committee related to financial restatements.

Dividend Equivalents Subject to Performance Conditions.  Dividends and dividend equivalents payable with respect to the unvested portion of awards whose vesting is subject to the satisfaction of performance conditions will be subject to the same restrictions as the underlying shares or units.

Description of the Amended Plan
The major features of the Plan, assuming approval of the proposed amendment, are summarized below. The summary is qualified in its entirety by reference to the full text of the amended Plan, a copy of which may be obtained from the Company. A copy of the amended Plan has also been filed electronically with the Securities and Exchange Commission as an appendix to this proxy statement, and is available through the Commission's website at http://www.sec.gov.
Purpose of the Plan. The Plan is intended to advance the interests of our company and its shareholders by enabling the company and its subsidiaries to attract and retain qualified individuals for positions of responsibility with the company, provide them with additional incentives that will align their interests with those of our shareholders, and thereby promote our long-term business success.
Eligible Participants. All employees, consultants and advisors of our company or any subsidiary, as well as all non-employee directors of the company, are eligible to receive awards under the Plan. As of February 2, 2013, there were approximately 980 employees of the company and its subsidiaries, 6 non-employee directors of the company and an indeterminate number of consultants and advisors who would be eligible to receive awards under the Plan. Although not necessarily indicative of future grants under the Plan, as of the same date, approximately 27 of the 980 eligible employees and none of the non-employee directors have been granted awards under the Plan, and no consultants or advisors have been granted awards under the Plan.
Administration. The Plan will be administered by the compensation committee of our board of directors, except that our board of directors will administer awards to our non-employee directors. The compensation committee is referred to in this description of the Plan as the “Committee.” To the extent consistent with applicable law, the Committee may delegate its duties, power and authority under the Plan to any of its members, to executive officers of the company with respect to awards to participants who are not directors or executive officers of the company or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Committee may also establish and modify rules to administer the Plan, interpret the Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, or modify the terms of outstanding awards to the extent permitted under the Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant whose rights would be materially impaired by such an amendment must consent to it.
Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the Plan also prohibits the Committee from repricing any outstanding “underwater” option or SAR without prior approval of the company's shareholders. For these purposes, “repricing” includes amending the terms of an underwater option or SAR to lower the exercise price, canceling an underwater option or SAR and granting in exchange replacement options or SARs having a lower exercise price or other forms of awards, or repurchasing the underwater option or SAR.
Subject to certain limits in the Plan, the Committee may also establish subplans or modify the terms of awards under the Plan with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary in order to comply with local legal requirements.
Available Shares and Limitations on Awards. With the addition to the Plan of 3,000,000 shares for which shareholder approval is sought, a maximum of 6,000,000 shares of common stock will be authorized for issuance under the Plan. Under the terms of the Plan, the number of shares of common stock subject to options or SARs granted to any one participant during a calendar year may not exceed 1,500,000. These share limitations are subject to adjustment for changes in the corporate structure or shares of the company, as described below. The shares of common stock covered by the Plan are authorized but unissued shares.
Shares of common stock that are issued under the Plan or that are potentially issuable pursuant to outstanding awards will reduce the maximum number of shares remaining available for issuance under the Plan by one share for each share issued or issuable pursuant to an award.
Any shares of common stock subject to an award under the Plan that expires, is forfeited, is settled in cash or otherwise does not result in the issuance of all shares subject to the award (including due to the stock settlement of an SAR), will, to the extent of such expiration, forfeiture, cash settlement or non-issuance, automatically again become available for issuance under the Plan. If payment of the exercise price of, or withholding taxes in connection with, any award under the Plan is made by the tendering or withholding of shares, the shares tendered or withheld also will again become available for grant under the Plan.
Awards granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity acquired by our company or any of its subsidiaries (referred to as “substitute awards”) will not reduce the number of shares of common stock authorized for issuance under the Plan. Additionally, if a company acquired by our company or any of its subsidiaries has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the Plan and will not reduce the shares authorized for issuance under the Plan, but only if the awards are made to individuals who were not employed by or providing services to our company or any of its subsidiaries immediately prior to such acquisition.
Share Adjustment Provisions. If certain transactions with the company's shareholders occur that cause the per share value of the common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the Plan, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the Plan. Other types of transactions may also affect the common stock, such as reorganizations, mergers or consolidations. In connection with other types of transactions that may also affect our common stock, such as reorganizations, mergers or consolidations, the Committee may make similar equitable adjustments in its discretion.
Types of Awards. The Plan allows the company to award eligible recipients stock options, SARs, restricted stock awards, stock unit awards, performance unit awards and other stock-based awards. These types of awards are described in more detail below. Awards other than options and SARs are sometimes referred to collectively as “full-value awards.”
Options.  Employees of our company or any subsidiary may be awarded options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be awarded options to purchase common stock that do not qualify as incentive stock options, referred to as “non-statutory options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the Plan as of any date means the closing sale price for a share of common stock on the NASDAQ Stock Market on that date. As of May 6, 2013, the closing sale price of a share of our common stock on the NASDAQ Stock Market was $3.98.
The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to the company (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by the company. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.
An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant.
The aggregate fair market value of shares of common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as non-statutory options.
Stock Appreciation Rights.  A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the Plan, as may be determined by the Committee.
Restricted Stock Awards.  A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals. Unless otherwise specified by the Committee, dividends and distributions paid on restricted shares will be subject to the same restrictions as the underlying shares, except for regular cash dividends on awards that are subject only to service-based vesting conditions. Participants are entitled to vote restricted shares prior to the time they vest, unless the agreement provides otherwise.
Stock Unit Awards.  A stock unit award is a right to receive the fair market value of a share of our common stock, payable in cash, shares, or a combination of both, that vests at such times and in such installments as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards, but any dividend equivalents paid on an unvested performance-based award of either type must be subject to the same restrictions as the underlying units or share equivalents.
Performance Unit Awards.  A performance unit award is a right to receive, in cash and/or shares of common stock as determined by the Committee, future payments based on the achievement of pre-established performance objectives during a specified performance period. Each performance unit will have an initial value that is established by the Committee as of the grant date. Until it vests following the end of the applicable performance period, a performance unit award is subject to restrictions on transferability and the possibility of forfeiture. The Committee will establish the terms of performance unit awards, consistent with the provisions of the Plan.
Other Stock-Based Awards.  The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in common stock under the Plan. The Committee has complete discretion in determining the terms and conditions of such awards.
Term and Amendment of the 2011 Plan. Unless terminated earlier, the Plan will terminate on June 15, 2021. Awards outstanding under the Plan at the time it is terminated will continue to be outstanding in accordance with their terms. The board of directors may suspend or terminate the Plan or any portion of it at any time. The board of directors may amend the Plan from time to time, but no amendments to the Plan will be effective without shareholder approval if such approval is required under applicable laws or regulations or under the rules of the NASDAQ Stock Market.
Termination, suspension or amendment of the Plan may not materially impair a participant's rights under any outstanding award without the participant's consent, except for amendments necessary to comply with applicable laws or stock exchange rules.
Transferability of Awards. In general, no right or interest in any award under the Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant's family member or pursuant to a qualified domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.

Performance-Based Compensation Under Section 162(m). The Committee may grant full-value awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be “performance-based compensation” within the meaning of Section 162(m) in order to preserve the deductibility of those awards for federal income tax purposes. Under current IRS interpretations, “covered employees” of a company for any taxable year are its chief executive officer and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated executive officers employed by the company at that year end. Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the Committee for the performance period are satisfied. Options and SARs granted under the Plan need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.
The pre-established performance goals set by the Committee must be based on one or more of the following performance criteria specified in the Plan:

•	net sales;

•	earnings or earnings per share before income tax (profit before taxes);

•	earnings before interest, taxes, depreciation, amortization and other adjustments;

•	net earnings or net earnings per share (profit after taxes);

•	inventory, total or net operating asset turnover;

•	accounts receivable (measured in terms of days sales outstanding);

•	operating expenses;

•	operating profit;

•	total shareholder return;

•	return on equity;

•	pre-tax and pre-interest expense return on average invested capital, which may be expressed on a current value basis;

•	profit before taxes or profit after taxes less the Company's cost of capital;

•	sales growth;

•	working capital; and

•	growth in customer base.
The Committee may select one or more criteria for measuring performance, and the measurement may be based upon corporate, subsidiary or business unit performance, and may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or by relative comparison to the performance of other companies or other external measures. The Committee will define in an objective fashion the manner of calculating the performance goals based on the performance criteria it selects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.
With respect to awards of performance-based compensation for Section 162(m) purposes, the maximum number of shares that may be the subject of any full-value awards that are denominated in shares or share equivalents and that are granted to any one participant during any calendar year shall not exceed 1,000,000 shares (subject to the share adjustment provisions described above). The maximum amount payable with respect to any full-value awards that are denominated other than in shares or share equivalents and that are granted to any one participant during any calendar year shall not exceed $6,000,000 multiplied by the number of full or partial years in the applicable performance period.
Approval of the Plan at the annual meeting of shareholders will be deemed to include, among other things, approval of the eligibility of executive officers and other employees to participate in the Plan, the performance criteria to which awards intended to be “performance-based compensation” under Section 162(m) may be subject, the maximum amount payable under the Plan to any employee in connection with an award intended to be "performance-based compensation" under Section 162(m), and the qualification of options and SARs granted under the Plan as “performance-based compensation” for purposes of Section 162(m).
Change in Control of the Company. If a change in control of our company that involves a corporate transaction occurs, then the consequences will be as described in this paragraph unless the Committee provides otherwise in an applicable award agreement. If any outstanding award is continued, assumed or replaced by the surviving or successor entity in connection with such corporate transaction, and if within one year after the change in control a participant's employment or other service is involuntarily terminated without cause, then (i) each of the participant's outstanding options and SARs will become exercisable in full and remain exercisable for one year, and (ii) each of the participant's unvested full value awards will fully vest. If any outstanding award is not continued, assumed or replaced in connection with a change in control involving a corporate transaction, then (i) all outstanding options and SARs will become fully exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction and (ii) all other awards will fully vest immediately prior to the effective time of the corporate transaction. Alternatively, the Committee may elect to terminate awards in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the shares subject to the award (as determined by the value of the consideration to be received in the corporate transaction for the same number of shares) over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment).
If a change in control that does not involve a corporate transaction occurs, the Committee may provide that (i) any award will become fully vested and exercisable upon the change in control or upon the involuntary termination of the participant without cause within one year of the change in control, (ii) any option or SAR will remain exercisable during all or some portion of its remaining term, or (iii) awards will be canceled in exchange for payments in a similar manner as described above with respect to a change in control involving a corporate transaction.
For purposes of the Plan, the following terms have the meanings indicated:

A “change in control” of the company generally occurs if (i) a person or group acquires 30% or more of our outstanding common stock or voting power, (ii) certain changes occur in the composition of our board of directors, or (iii) a corporate transaction is consummated (unless the holders of our common stock and voting securities immediately prior to the transaction are the holders of over 70% of the common stock and voting power of the surviving entity immediately after the transaction).

“Cause” for termination means, unless defined differently in an agreement between our company and the participant, (i) a material act of fraud, (ii) public conduct that is materially detrimental to the company's reputation, (iii) material violation of any company policy, (iv) willful or grossly negligent failure to adequately perform one's duties, (v) commission of a felony, (vi) material breach of any agreement with the company, or (vii) continuing material failure to perform assigned duties.

A “corporate transaction” means (i) a reorganization, merger or consolidation of the company, (ii) a statutory share exchange of outstanding voting securities of the company, or (iii) a sale or disposition of all or substantially all of the assets of the company.

 Effect of Termination of Employment or Other Services. If a participant ceases to be employed by or provide other services to our company and its subsidiaries, awards under the Plan then held by the participant will be treated as set forth below unless provided otherwise in the applicable award agreement:

•	Upon termination for cause, all unexercised options and SARs and all unvested portions of any other outstanding awards shall be immediately forfeited.

•	Upon termination for any other reason, all unvested and unexercisable portions of any outstanding awards shall be immediately forfeited.

•
Upon termination for any reason other than cause, death or disability, the currently vested and exercisable portions of options and SARs may be exercised for three months after such termination, provided that if a participant dies during such three-month period, the vested and exercisable portions of the options and SARs may be exercised for one year after the date of termination.

•	Upon termination due to death or disability, the currently vested and exercisable portions of options and SARs may be exercised for one year after such termination.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to the company and to participants subject to U.S. taxation with respect to awards granted under the Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.
Non-Statutory Options.  If a participant is granted a non-statutory option under the Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant's basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options.  If a participant is granted an incentive stock option under the Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for non-statutory options will apply.
Other Awards.  The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns. SARs are taxed and deductible in substantially the same manner as non-statutory options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received (determined as if the shares were not subject to any risk of forfeiture) at the time the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Code to accelerate income recognition and the taxability of the award to the date of grant. Stock unit and performance unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.
Section 162(m) of the Code.  Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as “performance-based compensation.” The Plan is designed to meet the requirements of Section 162(m), but awards other than options and SARs granted under the Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established performance goals.
Section 409A of the Code.  The foregoing discussion of tax consequences of awards under the Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax, and would be required to pay interest on the tax that would have been paid but for the deferral.

Awards Under the Amended Plan

No awards will be made under the Plan as proposed to be amended until after it has been approved by our shareholders. Because all awards under the Plan are within the discretion of the Committee or our board of directors, neither the number nor types of future Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. Information regarding awards made under the Plan during 2012 to our named executive officers is provided under the caption “Grants of Plan-Based Awards For 2012” in this proxy statement.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of February 2, 2013 for our compensation plans under which securities may be issued, and does not reflect the proposed amendment to add 3,000,000 shares to the 2011 Omnibus Incentive Plan:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	5,768,000		$5.08	386,000	(1)
Equity Compensation Plans Not Approved by Security Holders (2)	525,000	(2)	$4.12	—
Total	6,293,000		$5.00	386,000
_______________________________________

(1)
Includes securities available for future issuance under shareholder approved compensation plans other than upon the exercise of outstanding options, warrants or rights, as follows: 216,000 shares under the 2004 Omnibus Stock Plan and 170,000 shares under the 2011 Omnibus Incentive Plan.

(2)
Reflects 525,000 shares of common stock issuable upon exercise of non-statutory employee stock options granted at exercise prices equal to the fair market value of a share of common stock on the date of grant. Non-statutory employee stock options have historically been granted to new employees as inducement grants when shareholder approved equity compensation plan shares have been depleted. Each of these options expires ten years from the grant date and vests over three years.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL #4
TO APPROVE AN INCREASE IN THE NUMBER OF SHARES AVAILABLE
UNDER THE 2011 OMNIBUS INCENTIVE PLAN

CORPORATE GOVERNANCE

Shareholder Communications with the Board of Directors
Persons interested in communicating with the board of directors are encouraged to contact the chairman of the board, all outside directors as a group, or an individual director by submitting a letter or letters to the desired recipients in an envelope labeled with “chairman of the board” or the names of specified directors. This letter should be placed in an envelope and mailed to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary. The corporate secretary will forward the communication to the designated recipient(s) or chairman of the board.
Attendance at Shareholder Meetings
The directors are encouraged, but not required, to attend all meetings of our shareholders. All but one of our then serving directors attended our 2012 Annual Meeting of Shareholders.
Composition of the Board During Fiscal 2012
At the beginning of Fiscal 2012 our board of directors consisted of Joseph Berardino, John Buck, Catherine Dunleavy, William Evans, Edwin Garrubbo (through 2012 annual meeting), Patrick Kocsi, Sean Orr, Randy Ronning and Keith Stewart. On December 31, 2012, Patrick Kocsi resigned from the board of directors. On May 7, 2013, Catherine Dunleavy resigned from the board of directors. On March 1, 2013, Jill Botway was appointed to the board of directors and Robert Pick was appointed on May 7, 2013. Mr. Berardino's service will end after the 2013 annual meeting.
Board Leadership Structure and Risk Oversight
The company’s corporate governance guidelines provide that the chairman of the board and the chief executive officer currently are separate offices, with a non-executive chairman of the board. While the board retains the right to exercise its discretion in combining or separating the offices of chairman of the board and chief executive officer, there currently is not an intention to combine the offices. This determination will be made depending upon what our board believes is best for our company and our shareholders in light of all circumstances at any particular time.
The company’s management is responsible for risk management on a day-to-day basis and has engaged in a formal Enterprise Risk Management (ERM) process that it implemented with the assistance of an outside consulting firm. ERM is a process applied in a strategy setting across the company and is designed to identify and manage potential events or risks that may affect the company and to provide reasonable assurance regarding the achievement of company objectives. The company develops an assessment of major risks facing the company and mitigation plans as part of its annual strategic planning process, incorporating any new risk treatment strategies into normal business activities. Input gathered from the board is analyzed and incorporated into the process.
The board oversees the risk management activities of management directly and through the committees of the board by discussing with management the policies and practices utilized by management in assessing and managing risks and by providing input on those policies and practices. In general, the board oversees risk management activities relating to business strategy, strategic transactions, capital allocation, legal and regulatory risk, and operational risks; the audit and finance committee oversees risk management activities related to certain financial risks and the audit committee oversees the ERM process; the human resources and compensation committee oversees risk management activities relating to the company’s compensation policies and practices and organizational risk; and the nominating and governance committee oversees risk management activities relating to board composition and function. Each committee reports to the full board on a regular basis, including reports with respect to the respective committee’s risk oversight activities as appropriate. Certain key risks and related mitigation plans are also reviewed more in depth throughout the year either by the board or its committees. Management and the board regularly review and discuss appropriate strategies to monitor and assess of the effectiveness of risk treatment for long term success.
Director Independence
Messrs. Berardino, Buck, Evans, Orr, Pick and Ronning, and Ms. Botway, constituting a majority of the board of directors, have been determined to be independent as that term is used in Section 10A of the Exchange Act of 1934 and as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market. Mr. Kosci and Ms. Dunleavy, members of our board until their resignations in December 2012 and May 2013, respectively, were also determined to be independent under the same standards. Our board of directors has determined that Mr. Garrubbo and Mr. Stewart are not independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market. Mr. Garrubbo did not stand for re-election to our board at the 2012 annual meeting of shareholders.

Committees of the Board of Directors
Committees established and maintained by the board of directors include the audit committee, the finance committee, the human resources and compensation committee, known as the compensation committee, and the corporate governance and nominating committee, known as the governance committee. From time to time the board of directors also may establish additional committees for specific purposes such as the special committee, which was formed to consider a variety of special projects and tasks delegated to it by the board. The special committee is not a standing committee of the board. Ms. Botway joined our board in March 2013 and she has not been placed on any of our committees at this time.
The following table summarizes the current membership of each of our on-going committees:

Director	Audit Committee	Compensation Committee	Governance Committee	Finance Committee
Joseph F. Berardino	Member	x	Chairman	Member
John D. Buck	x	Member	x	Member
William F. Evans	Chairman	x	Member	x
Sean F. Orr	Member	Member	x	Chairman
Randy S. Ronning	x	Chairman	Member	Member
Keith R. Stewart	x	x	x	x

Audit Committee
The audit committee consists of Messrs. Evans (chairman), Berardino, and Orr. All members of the audit committee are independent as that term is used in Section 10A of the Securities Exchange Act of 1934, as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market and as that term is defined by Section 301 of the Sarbanes-Oxley Act of 2002. The board of directors has determined that Mr. Evans, chairman of the audit committee, Mr. Orr, and Mr. Berardino are each an audit committee financial expert as defined by the Securities and Exchange Commission’s regulations.
The audit committee is established by the board of directors for the primary purpose of assisting the board in overseeing:
• management’s process for ensuring the integrity of the company’s financial statements and the company’s accounting and financial reporting processes and financial statement audits;
• the company’s compliance with legal and regulatory requirements;
• the registered public accounting firm’s (independent auditor’s) qualifications and independence;
• the performance of the company’s independent auditor and internal audit function, if applicable; and
• the company’s systems of disclosure controls and procedures, and internal controls over financial reporting.
The audit committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The role of the audit committee is described above and in the audit charter, found on our website, www.shopnbc.com/ir. The audit committee charter was amended in the first quarter of Fiscal 2012 and complies with the standards set forth in Securities and Exchange Commission and applicable stock exchange regulations.
Human Resources and Compensation Committee
The human resources and compensation committee, known as the compensation committee, consists of Messrs. Ronning (chairman), Buck, and Orr. All members of the compensation committee are independent directors as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market and for purposes of Internal Revenue Code Section 162(m). The compensation committee charter was last amended in the first quarter of fiscal 2013 and complies with the standards set forth in Securities and Exchange Commission and applicable stock exchange regulations.
The responsibilities of the compensation committee are set forth in the compensation committee charter, which is reviewed regularly and amended as appropriate in light of Securities and Exchange Commission and applicable stock exchange regulations, and which is available on our website at www.shopnbc.com/ir.
Among other duties, the compensation committee has the responsibility to:
• establish executive compensation strategy, including base salary, incentive compensation and any other compensation elements and evaluate the strategy in light of the say on pay vote;

• assure that all executive officers are compensated in a manner consistent with such strategy, internal considerations, competitive practices and the requirements of regulatory agencies, and that they are not incentivized to take an undue amount of risk;
• oversee our stock-based incentive plans and approve all grants to executive officers made in connection with those plans;
• review, approve, and request that independent directors ratify decisions regarding (i) the components of and total cash compensation for our chief executive officer, and (ii) stock-based grants to our chief executive officer;
• review, approve, and, if appropriate, ask that the independent directors ratify any employment agreements or severance arrangements for the chief executive officer or other members of senior management, including change-in-control provisions, plans or agreements;
• monitor our employee benefit plans and discharge the duties imposed on the committee by the terms of those plans;
• oversee succession planning for the chief executive officer and other members of the senior executive team;
• annually evaluate the performance of the committee and the adequacy of the committee’s charter, and report the evaluation to the board of directors; and
• perform other duties or functions deemed appropriate by the board of directors.
Compensation decisions for the named executive officers (other than the chief executive officer) and the other corporate officers directly reporting to the chief executive officer are made by the compensation committee, upon the recommendation of our chief executive officer. For the chief executive officer, the compensation decisions are made by the independent directors upon the recommendation of the committee. Under its charter, the compensation committee has the authority to engage, review and approve the payment of fees to or terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities.
The compensation committee’s meeting agendas are determined by its chairman, with the assistance of the chief operating officer and the corporate secretary. The committee reports on its actions regarding executive compensation to the board of directors for all corporate officers except in the case of the chief executive officer. For the chief executive officer, the committee will make a recommendation to the independent directors for review and action.
The committee is supported by our human resources and legal departments upon request. In addition, the committee has engaged Towers Watson, a global human resources consulting firm, to assist the committee in discharging its responsibilities, which include conducting periodic reviews of its total compensation program for executive officers. Under a policy established by the committee, Towers Watson only performs work for the committee, the board of directors and other committees of the board of directors, and is not retained by our management for other benefits, compensation or recruiting services, or any other purposes. The compensation committee has considered the relationships that the compensation consultant has with the company, the members of the compensation committee and our executive officers, as well as the policies that the compensation consultant has in place to maintain its independence and objectivity, and has determined that the work performed by Towers Watson has raised no conflicts of interest.
Corporate Governance and Nominating Committee
The corporate governance and nominating committee, known as the governance committee, consists of Messrs. Berardino (chairman), Evans, and Ronning. All members of the governance committee are independent directors as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market. The governance committee advises and makes recommendations to the board of directors on all matters concerning the selection of candidates as nominees for election as directors, corporate governance, compensation of directors and other matters as specified in the governance committee’s charter or as directed by the board of directors. The governance committee has recommended to the board of directors that each of the nominees listed for election to the board of directors in proposal #1 be elected to the board of directors. The responsibilities of the governance committee are set forth in the governance committee charter, which is reviewed regularly in light of Securities and Exchange Commission and applicable stock exchange regulations and is available on our website at www.shopnbc.com/ir.
Finance Committee
The finance committee consists of Messrs. Orr (chairman), Berardino, Buck, and Ronning. The finance committee serves to assure the proper involvement of the board of directors in, and to assure that senior management has access to appropriate board level advice, counsel and support on, significant financial policy setting, decisions, and transactions. The duties and responsibilities include the review, approval, reporting on, or making of recommendations, as appropriate, in areas of financial significance to the Company. The committee is also involved in the advising on our efforts to maximize shareholder value and supporting all other committees of the board on matters with significant financial impact.

Director Qualifications, Board Diversity and Shareholder Nominations for Directors
The governance committee charter describes the attributes we seek in considering director candidates. The governance committee will consider persons recommended by shareholders in selecting nominees for election to the board of directors. The governance committee recommends qualified individuals who, if added to the board of directors, will provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for our company. We have determined that a majority of our directors should be independent directors. While the governance committee does not have a formal diversity policy, diversity is one of the factors included in the following additional guidelines, which are set forth in its charter, in analyzing the qualifications for directors:
In evaluating potential nominees the committee shall consider the person’s integrity, judgment, skill, experience with entities in related industries (i.e., consumer retailing, TV home shopping, TV programming, media, fulfillment, direct response marketing, e-commerce, technology, finance, mergers and acquisitions, and corporate law), public company experience, and commitment to devote the time and attention necessary to fulfill his or her responsibilities to the company. The committee shall also consider the diversity of experience, race, ethnicity, gender and age of the nominees to complement and enhance the other members’ experiences and backgrounds.
Shareholders who wish to suggest qualified candidates should write to: ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Governance and Nominating Committee, c/o Corporate Secretary. All recommendations should state in detail the qualifications of the person for consideration by the governance committee and should be accompanied by an indication of the person’s willingness to serve.
Business Ethics Policies
We have adopted a business ethics policy applicable to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this business ethics policy is available on our website at www.shopnbc.com/ir. In addition, we have adopted a code of ethics for our chief executive officer and senior financial management; this policy also is available on our website at www.shopnbc.com/ir.
Attendance and Meetings of the Board of Directors and Its Committees
Our business and affairs are managed by the board of directors, which held four meetings during fiscal 2012 and took action by written consent five times. During fiscal 2012, the audit committee held eleven meetings and had no written actions; the compensation committee held six meetings and took action by written consent one time; the finance committee held eight meetings and had no written actions; and the governance committee held five meetings and had no written actions. The special committee met on thirteen occasions. During fiscal 2012, none of our directors attended fewer than 75% of the aggregate number of meetings of the board and the various committees on which he or she served during 2012.
Compensation Committee Interlocks and Insider Participation
Messrs. Ronning (chairman), Buck, and Orr were members of the compensation committee during fiscal 2012. No member of the compensation committee is now, or was during the last fiscal year, an officer or employee of our company or of any of our subsidiaries. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our securities as of April 26, 2013 based on a total of 49,365,962 shares of common stock outstanding as of that date by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director and director nominee, (iii) our chief executive officer and our other named executive officers, and (iv) all directors and executive officers as a group. Shareholders listed below possess sole voting and investment power with respect to their shares and have a mailing address of 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433 unless otherwise indicated.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class
Non-Employee Directors:
Joseph F. Berardino(1)	Common Stock	191,000	*
Jill R. Botway(2)	Common Stock	32,279	*
John D. Buck(3)	Common Stock	711,280	1.42%
Catherine Dunleavy	—	—	—
William F. Evans(4)	Common Stock	101,000	*
Sean F. Orr(5)	Common Stock	126,550	*
Randy S. Ronning(6)	Common Stock	240,266	*
Named Executive Officers:
Keith R. Stewart(7)	Common Stock	2,686,601	5.33%
William McGrath(8)	Common Stock	188,346	*
G. Robert Ayd(9)	Common Stock	375,497	*
Carol Steinberg(10)	Common Stock	169,936	*
Annette Repasch(11)	Common Stock	66,666	*
All directors and executive officers as a group (19 persons)(12)	Common Stock	5,779,559	11.05%
Other 5% or Greater Shareholders:
PAR Investment Partners L.P.(13)	Common Stock	4,850,000	9.82%
One International Place
Suite 2041
Boston, MA 02110
Capital World Investors(14)	Common Stock	3,875,293	7.85%
333 South Hope Street
Los Angeles, CA 90071
Cannell Capital, LLC(15)	Common Stock	3,085,961	6.25%
310 E. Pearl Street, Unit A
Jackson, WY 83001
Comcast Corporation(16)	Common Stock	7,141,849	14.47%
One Comcast Center
Philadelphia, PA 19103-2838
GE Capital Equity Investments, Inc.(17)	Common Stock	6,000,000	10.84%
201 Merritt 7
Norwalk, CT 06851
___________________
* Less than 1%.
(1) Includes options to purchase and unvested shares granted totaling 38,000 that are presently exercisable or may become exercisable or vest within 60 days of April 26, 2013.

(2) Includes options to purchase and unvested shares granted totaling 32,279 that are presently exercisable or may become exercisable or vest within 60 days of April 26, 2013.
(3) Includes options to purchase and unvested shares granted totaling 624,084 that are presently exercisable or may become exercisable or vest within 60 days of April 26, 2013.
(4) Includes options to purchase and unvested shares granted totaling 38,000 that are presently exercisable or may become exercisable or vest within 60 days of April 26, 2013.
(5) Includes options to purchase and unvested shares granted totaling 38,000 that are presently exercisable or may become exercisable or vest within 60 days of April 26, 2013.
(6) Includes options to purchase and unvested shares granted totaling 48,000 that are presently exercisable or may become exercisable or vest within 60 days of April 26, 2013.
(7) Includes options to purchase 1,000,000 shares that are presently exercisable or may become exercisable within 60 days of April 26, 2013.
(8) Includes options to purchase 81,666 shares that are presently exercisable or may become exercisable within 60 days of April 26, 2013.
(9) Includes options to purchase 280,000 shares that are presently exercisable or may become exercisable within 60 days of April 26, 2013.
(10) Includes options to purchase 100,000 shares that are presently exercisable or may become exercisable within 60 days of April 26, 2013. This total does not include 30,000 shares issuable in settlement of restricted stock scheduled to vest October 8, 2013 and October 8, 2014.
(11) Includes options to purchase 66,666 shares that are presently exercisable or may become exercisable within 60 days of April 26, 2013.
(12) Includes options to purchase and unvested shares granted totaling 2,927,829 that are presently exercisable or may become exercisable or vest within 60 days of April 26, 2013 granted to directors and executive officers.
(13) Information with respect to PAR Investment Partners, L.P., PAR Group, L.P. and PAR Capital Management, L.P. is provided in reliance upon information included in a Schedule 13G/A filed on February 14, 2013.
(14) Information with respect to Capital World Investors, a division of Capital Research and Management Company is provided in reliance upon information included in a Schedule 13G/A filed on February 13, 2013.
(15) Information with respect to Cannell Capital, LLC and J. Carlo Cannell is provided in reliance upon information included in a Schedule 13G/A filed on February 14, 2013.
(16) Information with respect to Comcast Corporation ("Comcast"), for and on behalf of itself, and its consolidated subsidiaries, NBCUniversal, LLC ("NBCUniversal Holdings") and NBCUniversal Media, LLC ("NBCUniversal" and together with Comcast and NBCUniversal Holdings, the "Reporting Persons"), is provided in reliance upon information included in a Schedule 13D filed on May 17, 2011, as supplemented by information included in a Form 8-K filed by Comcast on March 19, 2013.
(17) Information with respect to GE Capital Equity Investments, Inc. ("GECEI"), General Electric Capital Corporation ("GE Capital"), together with General Electric Capital Services, Inc. ("GECS") and General Electric Company ("GE"), is provided in reliance upon information included in a Schedule 13D/A filed on February 17, 2012. Common stock shown for GECEI represents 6,000,000 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.75 per share. GECEI and GE Capital, by virtue of its ownership of all the common stock of GECEI, have sole voting and dispositive power over the shares and GECS and GE disclaim beneficial ownership with respect to the shares.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis (“CD&A”) is intended to provide an overview of the compensation awarded to, earned by, or paid to our named executive officers, including the material elements of the compensation paid to our named executive officers as outlined in the compensation tables included in this proxy statement.
Compensation Objectives and Philosophy
The primary objective of our executive compensation program is to attract and retain exceptional leaders and enable them to behave like an owner. When setting executive compensation, we apply a consistent approach for all executive officers and intend that the combination of compensation elements closely aligns the executives’ financial interest with those of our shareholders. The program is mainly designed to:
1. Attract, motivate and retain a highly capable and performance-focused executive team;
2. Promote a culture of employee owners whose financial interests are aligned with those of our shareholders;
3. Pay for performance such that total compensation reflects the individual performance of executives and our absolute and relative performance;
4. Promote equity emphasis by tying executive compensation to the long-term enhancement of shareholder value;
5. Permit the Compensation Committee to exercise independent judgment and approval authority with respect to establishing executive team compensation programs, performance measures, and awards; and
6. Consider the potential stock dilution, cash flow, tax and reported earnings implications of executive compensation, consistent with the other objectives of the program.
Target total compensation is comprised of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of both cash and equity. In support of our emphasis on significant ownership by executives, the Compensation Committee offers long-term incentive opportunities that encourage ownership. Generally, the amount of compensation realized or potentially realizable does not directly impact the level at which future pay opportunities are set. However, when granting equity awards, the Compensation Committee reviews and considers both individual performance and the number of outstanding and previously granted equity awards. In addition to promoting share ownership, our executive compensation objectives and philosophy focus on rewarding performance. This means that shareholder returns along with corporate, operating unit, and individual performance, both short-term and long-term, determine the largest portion of the executive pay opportunity.
Role of the Compensation Committee and Executive Compensation Consultant
The Compensation Committee oversees the administration of the executive compensation program and determines the compensation of our executive officers. The Compensation Committee is solely composed of non-management directors, all of whom meet the independence requirements of applicable NASDAQ rules. To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee engages an independent consultant (“Consultant”). This Consultant is employed by Towers Watson. The Consultant’s role is to develop recommendations for the Compensation Committee related to all aspects of executive compensation programs and the Consultant works with management to obtain information necessary to develop the recommendations for the Compensation Committee related to all aspects of our executive compensation program.
Process for Determining Executive Compensation
Typically, the Compensation Committee begins the review and adjustment process for executive total compensation levels, including equity grants, annually in November of each year. This practice was utilized when reviewing 2012 executive total compensation.
Our chief executive officer’s (the “CEO”) target total compensation package is set by the Compensation Committee during an executive session, where the CEO is not present, based on the Compensation Committee’s review of the competitive information prepared by the Consultant, assessment of the CEO’s individual performance in conjunction with our financial and operating performance, and each member’s good faith business judgment.
A recommendation for the target total compensation of our other executive officers is made by the CEO and the Chief Operating Officer ("COO"), who has responsibility for the human resources function and works closely with the Compensation Committee, after reviewing the executive’s and our performance in conjunction with the executive’s responsibility and experience when compared to the competitive information prepared by the Consultant. The compensation package for the other executive officers is established by the Compensation Committee, taking into consideration the recommendation of the CEO and the COO, and the executive officer’s individual job responsibilities, experience and overall performance.
To facilitate this process, the COO summarizes the total compensation for each executive and this information is used by the Compensation Committee when setting target total compensation for the CEO and other executive officers. The summary outlines each executive’s annual target and actual pay as well as total accumulated pay under various performance and employment scenarios and corporate performance, both recent and projected. The COO also prepares for the Compensation Committee a review and recommendation of the CEO’s compensation. In its deliberations, the Compensation Committee meets with the CEO and other members of senior management, as appropriate, to discuss the application of the competitive compensation data (pay and performance) relative to our unique structure and needs.
At last year’s annual meeting of shareholders, more than 89% of our shareholders voting on the proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in last year’s proxy statement, voted to approve such proposal. In light of this vote, the Compensation Committee has not made substantive changes to its executive compensation program in fiscal 2012.
Market Data Review
We begin the annual process by reviewing each executive officer’s target total compensation in relation to comparably sized companies based on general industry data derived from several published survey sources and used as a market check. We also take into account, as a secondary reference point, competitive compensation data for certain executive officer positions from the proxy statements of a selected group of retail, e-commerce, media, and mail order catalog companies. We used and will use this market data as a guide for 2013 executive compensation planning. For 2012, the survey data utilized consisted of information regarding base salary and target bonus for annual incentive plans similar to our annual incentive plan. The market data information that we received for positions similar to the positions held by our current named executive officers is summarized on the table below. The actual compensation for our named executive officers is included in the Summary Compensation Table.

Named Executive Officer	Median Market Estimate Base Salary	Median Estimate of Base Salary and Target Bonus	Actual Base Salary as of 05/04/12 for Fiscal Year 2012 (3)	Actual Base Salary plus Target Bonus for Fiscal Year 2012 (1)
Keith R. Stewart	$731,000	$1,462,000	$696,150	$1,218,263
Chief Executive Officer
William McGrath	$375,000	$543,000	$312,000	$468,000
Executive Vice President & CFO
G. Robert Ayd	$473,000	$708,000	$428,400	$706,860
President
Carol Steinberg	$473,000	$708,000	$420,000	$651,000	(2)
Chief Operating Officer
Annette Repasch	$345,000	$530,000	$367,200	$514,080
Chief Merchandising Officer
(1) No bonus was paid for fiscal 2011 and 2012. The fiscal 2012 target amounts differ from the amounts reflected in the Summary Compensation Table provided below because the above table reflects targeted annual cash incentive, while the Summary Compensation Table reflects that no short term cash incentive was paid for the year.
(2) Carol Steinberg was promoted October 2012 and is eligible for 65% bonus payout. Therefore, target bonus is calculated based upon 50% for 2/3 of year and 65% for 1/3 of year.
(3) Effective date of base salary increase for 2012; reflects 12 months base salary at that rate.
Risk Assessment
The Compensation Committee has reviewed the concept of risk as it relates to our compensation programs and does not believe our compensation programs encourage excessive or inappropriate risk. Overall, our internal risk assessment confirms that our compensation arrangements are low in risk and do not foster undue risk taking, because they focus on performance of company-wide annual goals, including Adjusted EBITDA, operating cash flow and operating expenses, that are aligned with the long-term interests of our shareholders and have strong governance and control mechanisms. The Compensation

Committee’s approach to long-term incentives is and will be predominantly risk-based equity and thus tied to shareholder returns.
Stock Ownership Guidelines for Directors and Officers
Consistent with our ownership philosophy, the board established stock ownership guidelines for members of the board of directors and officers in February 2009, and revised the guidelines in April 2011. Under the revised guidelines, our board has adopted stock ownership guidelines for non-management directors of four times their annual cash retainer and the Compensation Committee fees paid by the company, to be attained within five years from April 2011. The new guidelines also require that within five years of April 2011, each executive officer must achieve an equity ownership level equal to a specified multiple of his or her annual base salary. The minimum equity ownership levels are four times the annual base salary for our CEO and two times the annual base salary for the other executive officers. Progress toward the stock ownership guidelines is measured once each year at the time of the March board meeting. Ownership levels are calculated using the market value each March multiplied by the number of restricted shares, unrestricted shares, and value of vested options in the money. New directors and new executive officer hires will have five years from date of appointment or hire to achieve these stock ownership guidelines. The current directors and officers own a significant amount of shares and vested options and the group is making progress in achieving our stock ownership guidelines - all directors and a majority of officers have met the guidelines.
Our Executive Compensation Program and 2012 Performance
The primary elements of our executive compensation program are designed to be consistent with the compensation objectives described above. The primary elements, form, purpose, performance measures and performance outcomes are outlined in the following table. The purpose of each element is provided to demonstrate how each fits with the overall compensation objectives established by the Compensation Committee, specifically, stock ownership and pay for performance. The 2012 performance outcomes column describes the result of each element based on our financial performance in the last fiscal year for those elements that were in effect during the last fiscal year. In addition to base compensation and our annual incentive plan, during 2013 the Compensation Committee intends to consider other proposals related to a long term incentive plan. Currently, our forms of long term incentives are stock options and restricted stock. Stock options are granted primarily to new executives or promoted executives in accordance with the guidelines described below. Restricted stock has been used as the means of paying annual cash incentive. For example, we executed restricted stock agreements with certain of our named executive officers to provide restricted stock grants in lieu of an annual cash bonus for fiscal 2010.

Elements	Form	Purpose	Performance Measures	2012 Performance Outcomes
Base Compensation	Base salary paid in form of cash compensation	Fixed element of pay based on individual's primary duties and responsibilities	Individual performance and contribution on primary duties and responsibilities	CEO and executive officers received base pay increases based on the market data disclosed above
Annual Incentive Plan	Historically, performance based cash compensation but paid in restricted stock in 2010	Designed to reward achievement of specified annual corporate goals	Results were measured against Adjusted EBITDA, Operating Cash Flow, and Operating Expense as a Percent of Sales	No Payout
Long Term Incentive Plan	Stock Options, Restricted Stock, and LTIP	Stock options granted primarily to new hires and for promotions, restricted stock for specific purposes such as bonus and retention, and LTI for performance-based incentives.	October 2012 LTIP plan based upon performance measured by stock price	Restricted stock was granted for one promotion. LTIP plan implemented October 2012
Fiscal 2012 Performance Measures for Short-Term Annual Incentive Award
For fiscal 2012, the Compensation Committee selected Adjusted EBITDA, operating cash flow, and operating expense as a percent of net sales. Adjusted EBITDA is the earnings number reported in our press releases which is EBITDA excluding debt extinguishment, non-operating gains (losses), non-cash impairment charges and write downs, restructuring, and non-cash share-based compensation expense. A reconciliation of Adjusted EBITDA is included in our press releases and public filings. These performance measures were selected by the Compensation Committee following discussions with the CEO and executive officers on the business plan for fiscal 2012. Adjusted EBITDA was given a 60% weighting, based on the importance the Compensation

Committee ascribed to the company focusing on a return to profitability and raising its stock price. Achieving operating cash flow and operating expense as a percent of net sales were each given a 20% weighting. Maintaining operating cash flow and controlling operating expense was identified by the Compensation Committee and senior management as corporate objectives that would ensure enough capital to execute the company’s strategic plan. Controlling operating expense as a percent of net sales was identified as critical in achieving positive Adjusted EBITDA.
Shown below are our three performance measures, weights, targets, and actual results for fiscal 2012, each reflected in millions of dollars.

Performance Measure	Weight	Target	Actual
Adjusted EBITDA	60%	$6.0MM	$4.5MM
Operating Cash Flow	20%	$1.1MM	($0.7MM)
Operating Expense as a percent of net sales (expressed as a dollar amount)	20%	$229.8MM	$221.3MM
For fiscal 2012, there was no payout for the CEO and Executive Officers, as reaching the EBITDA target is the threshold for any bonus payout.
Fiscal 2013 Performance Measures for Short-Term Annual Incentive Award
For fiscal 2013, the Compensation Committee will use Adjusted EBITDA, Ending Cash including restricted cash, and Operating Expenses, as adjusted (as defined in our earnings release and other public filings) as the corporate objectives for our annual incentive plan. The Compensation Committee has approved challenging targets for 2013, but it believes that these levels are achievable if our company is able to meet shareholder expectations.
Specifics Related to the 2012 Executive Compensation Elements
Base Salary
The Summary Compensation Table sets forth the actual base salary earned by each of our named executive officers during 2012. The level of base salary takes into account job responsibilities, experience level and market competitiveness. Base salaries are generally reviewed annually in November, with any changes becoming effective in May the following year. Annual adjustments are based on individual performance, performance of the area of responsibility, the company’s performance, competitiveness versus the external market and budget availability for internal merit increases. Mr. Stewart’s employment agreement with our company gave him the option to elect to receive restricted stock or cash for payment of his base salary. In fiscal 2008 and 2009, Mr. Stewart elected to receive restricted stock for a large portion of his base compensation and in fiscal 2010, 2011 and 2012, he elected to receive cash as disclosed in the Summary Compensation Table.
Annual Incentive
This short-term pay for performance incentive is used to encourage and reward the CEO and executive officers for making decisions that improve performance as measured by performance measures selected by the Committee. It is designed to produce sustained shareholder value by establishing a direct link between these measures and incentive compensation. This annual incentive to the CEO and executive officers is administered by the Compensation Committee.
Targets are established annually for the company as a whole and are based on our prior performance. The plan is designed to motivate continuous improvement in order to achieve payouts at or above target over time.
The company’s and department’s performance determines the amount, if any, of awards earned under the annual incentive compensation plan. Such awards are based on performance relative to the established target.
For a given year, a payout at 100 percent of target annual incentive compensation is achieved when company performance achieves the performance measures. Actual incentive payments for 2012 could range from 50 to 200 percent of the targeted incentive opportunity based on corporate performance and/or the performance of the department over which the executive has responsibility.
This annual performance-based incentive opportunity is established each year as a percentage of an executive’s annual base salary and is targeted at approximately the estimated median of our previously determined competitive market with the opportunity to earn more for above-target performance or less for below target performance. For 2012, the target incentive opportunities and the actual award earned for the CEO and other named executive officers are as follows:

Name	Target Annual Short Term Incentive as a Percent of Base Salary for Fiscal 2012	Actual Annual Short Term Incentive Percent Paid Based on Performance	Actual Short Term Incentive Paid
Keith R. Stewart	75%	—%	$—
William McGrath	50%	—%	$—
G. Robert Ayd	65%	—%	$—
Carol Steinberg	50%/65%	—%	$—
Annette Repasch	40%	—%	$—
Long Term Incentive Plans
The company currently has two forms of long term incentives:
Equity awards that are granted for new hire and promotions. Stock options that are issued for newly hired executive officers or individuals that are promoted into an executive officer role adhere to the following guidelines:

Title	Stock Option Award
Senior Vice President	up to 100,000 shares
Vice President	up to 50,000 shares
The company has utilized inducement grants for new hires that have been approved by the Compensation Committee in reliance on NASDAQ Rule 5635(c)(4). The terms of each stock option granted to any new hire have been disclosed in a press release that has described the material terms of the grant, including the number of shares involved. The company has also from time to time granted restricted stock in payment for certain compensation earned by our executive officers. Carol Steinberg (upon promotion) was granted 30,000 restricted shares in fiscal 2012 as detailed below in the "Grants of Plan-Based Awards" table.
Stock options generally have a “grant date” that is the same date as the date of Compensation Committee or board approval and have an exercise price equal to the fair market value on the grant date or, in some cases, equal to a higher stock price. In addition, the standard is for stock options to have a ten-year exercise term and vest 33% on each of the next three anniversaries of the date of grant, with limited exceptions, subject to the following post termination and change of control provisions:

Event	Accelerated Award Vesting	Exercise Term
Death or Disability	None	1 year
Retirement or Termination without Cause	None	90 days
Change of Control	Full	N/A

Market-Based Stock Option Awards - On October 3, 2012, the Company granted 2,125,000 non-qualified market-based stock options to its executive officers, except Mr. Stewart, as part of the Company's long term incentive compensation program. The options were granted with an exercise price of $4.00, representing a premium of 75% of our closing share price of $2.29 on the grant date and each option will become exercisable, if at all, in three tranches, as follows, on the dates when the Company's average closing stock price for 20 consecutive trading days equals or exceeds the following prices: Tranche 1 (50% of the shares subject to the option at $6.00 per share); Tranche 2 (25% of the shares subject to the option at $8.00 per share); and Tranche 3 (25% of the shares subject to the option at $10.00 per share). If an average closing price of $6.00 per share is not achieved on or before the third anniversary of the grant date, the entire option award will be forfeited. However, if the first tranche becomes exercisable, then the vesting of the second and third tranches can occur any time on or before the fifth anniversary of the grant date. Net shares issued upon the exercise of these market-based stock options (after shares are potentially withheld to cover the exercise price and applicable withholding taxes) may not be sold for a period of one year from the date of exercise. As of February 2, 2013, all 2,125,000 market-based stock option awards remain outstanding.
During fiscal 2013, the Compensation Committee will consider other long term incentive plan options utilizing our shareholder approved equity plans.

Severance and Change of Control
The employment agreement with Mr. Stewart discussed below provides for severance payments as further detailed under “Severance Agreements and Severance Guidelines” and the company has severance pay guidelines for our named executive officers and other executive officers that would entitle them to one year of base salary severance pay and one year of subsidized group medical coverage under COBRA if they are terminated without cause or resign for good reason, as such terms are defined below. We believe that this compensation is consistent with market practices and provides appropriate compensation for our named executive officers in the event of a corporate transaction in which we will need their participation.
Employment Agreement
We currently have an employment agreement with Keith Stewart, our chief executive officer, which was originally entered into in 2009 upon his promotion to CEO and was amended and restated on February 23, 2010. The initial term ran to January 26, 2011 and is automatically extended for successive one-year periods unless terminated by either party by written notice at least 90 days prior to the end of the term or any extension. Mr. Stewart’s employment agreement provides for base salary, an annual cash incentive, a long-term incentive, under which he received an option to purchase 500,000 shares of our common stock as described below, certain severance benefits and treatment of certain tax liabilities. The amended agreement also provides for payment of severance benefits in the event of certain changes of control as described below under “Potential Severance Payments upon Termination following a Change of Control.”
Pursuant to his employment agreement, Mr. Stewart was entitled to receive a grant of an option to purchase 500,000 shares of common stock at the same time as stock options were granted to executive officers generally. This stock option was not granted until November 18, 2010, the date the Company publicly reported a positive Adjusted EBITDA for a completed fiscal quarter, a condition to the grant that had been included in his amended and restated employment agreement. The stock option had a grant date fair value of $1,083,363 under FASB ASC Topic 718. This was a significant milestone for the Company and reflected the Company’s first quarter of positive Adjusted EBITDA since the fourth quarter of fiscal 2007.
This is the only employment agreement that the company has with any named executive officer. We have an employment agreement with our CEO because the Compensation Committee believes that it is consistent with market practices and functions as a retention vehicle.
Accounting and Tax Considerations
When establishing pay elements or associated programs, the Compensation Committee reviews projections of the estimated pro forma expense and tax impact of all material elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element, which in many cases is equal to the performance period, and the company realizes a tax deduction upon payment to and/or realization by the executive. While our equity compensation plans are intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code, the Compensation Committee reserves the flexibility to approve elements of compensation for specific officers in the future which may not be fully deductible.
Compensation Committee Report
The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement.

THE HUMAN RESOURCES AND
COMPENSATION COMMITTEE

RANDY S. RONNING (CHAIR)
JOHN D. BUCK
SEAN F. ORR

Summary Compensation Table
The table below shows all elements of compensation for our CEO and named executive officers for each of our last three completed fiscal years. As permitted by SEC rules, certain columns in the Summary Compensation Table and the other compensation tables have been omitted if no compensation would be required to be reported in such column in the fiscal years required to be presented.

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)		Option Awards ($)(6)		All Other Compensation ($)		Total ($)
Keith R. Stewart	2012	692,475	—		—		—		—		692,475
Chief Executive Officer	2011	675,000	—		461,386	(5)	—		—		1,136,386
	2010	650,000	—		—		1,083,363		—		1,733,363

William McGrath	2012	297,231	—		—		230,300	(7)	52,907	(8)	580,438
Executive Vice President	2011	288,462	—		92,093	(5)	—		35,078	(8)	415,633
and Chief Financial Officer	2010	212,404	52,000	(2)	—		72,384		21,446	(8)	358,234

G. Robert Ayd	2012	409,985	—		—		300,800	(7)	31,421	(9)	742,206
President	2011	395,945	—		241,343	(5)	—		35,867	(9)	673,155
	2010	392,308	—		—		982,532		37,570	(9)	1,412,410

Carol Steinberg	2012	391,298	—		68,400	(4)	300,800	(7)	50,951	(10)	811,449
Chief Operating Officer	2011	363,462	—		209,161	(5)	—		35,871	(10)	608,494
	2010	325,000	—		—		—		49,571	(10)	374,571

Annette Repasch	2012	365,262	—		—		253,800	(7)	—		619,062
Chief Merchandising	2011	263,077	50,000	(3)	—		467,854		—		780,931
Officer
______________________
(1) Represents base salary earned during fiscal 2010, fiscal 2011 and fiscal 2012, as described above in the section entitled "Compensation Discussion and Analysis - Specifics Related to the 2012 Compensation Elements".
(2) Represents a retro active salary adjustment for the period the executive was acting in an interim role.
(3) Represents a new hire signing bonus. Ms. Repasch joined our company in May 2011.
(4) Represents the grant date fair value of a restricted stock award granted on October 8, 2012 in connection with Ms. Steinberg's promotion to COO in October 2012. The per share grant date fair value was determined in accordance with FASB ASC Topic 718 and equaled the closing price of a share of our common stock on the date of grant. The dollar amount shown does not reflect the value of the restricted shares on the date they vest.
(5) Each amount shown represents the grant date fair value of a restricted stock award granted on March 31, 2011 in payment of the annual incentive award earned by each individual during fiscal 2010. The per share grant date fair value was determined in accordance with FASB ASC Topic 718 and equaled the closing price of a share of our common stock on the date of grant. The dollar amounts shown do not reflect the value of the restricted shares on the date they vest.
(6) Amounts shown do not reflect compensation actually realized by the named executive officer. Each amount represents the grant date fair value of the stock option award made to each individual during the respective fiscal year as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the value of the option awards are set forth in Note 10, Shareholders' Equity - Stock-Based Compensation, of the Notes to the Consolidated Financial Statements included in our annual Report on Form 10-K for Fiscal 2012 filed with the SEC on March 28, 2013 and for fiscal 2011 filed with the SEC on April 5, 2012 and for fiscal 2010 filed with the SEC on March 22, 2011.
(7) Stock options awarded during 2012 will vest only if the company's stock price reaches certain prescribed levels, as described in footnote 4 to the Grants of Plan-based Awards in fiscal 2012 table. Because these awards are therefore subject to a market condition rather than a to a performance condition for purposes of FASB ASC Topic 718, we determined their grant date fair value using a Monte Carlo simulation methodology that incorporated the assumptions referenced in footnote 6 to this table. Since these awards are not subject to a performance condition, they have no maximum grant date fair values that differ from the fair values presented in this table.

(8) Represents $52,907 in commuting expenses paid in fiscal 2012, $35,078 in commuting expenses paid in fiscal 2011 and $21,446 in commuting expenses paid in fiscal 2010.
(9) Represents $31,421 in commuting expenses paid in fiscal 2012, $35,867 in commuting expenses paid in fiscal 2011 and $37,570 in commuting expenses paid in fiscal 2010.
(10) Represents $50,951 in commuting expenses paid in fiscal 2012, $35,871 in commuting expenses paid in fiscal 2011 and $49,571 in commuting expenses paid in fiscal 2010.

Grants of Plan-Based Awards in Fiscal 2012
The following table sets forth certain information concerning plan-based awards granted to our named executive officers during fiscal 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise Price or Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)(3)
Keith R. Stewart	—	$261,056	$522,112	$1,044,224	—		—		—	—
William McGrath		$78,000	$156,000	$312,000			—
	10/3/2012				245,000	(4)			$4.00	$230,300
G. Robert Ayd		$139,230	$278,460	$556,920			—
	10/3/2012				320,000	(4)			$4.00	$300,800
Carol Steinberg		$136,500	$273,000	$546,000			—
	10/3/2012				320,000	(4)			$4.00	$300,800
	10/8/2012						30,000	(2)		$68,400
Annette Repasch		$73,440	$146,880	$293,760			—
	10/3/2012				270,000	(4)			$4.00	$253,800
_________________________________
(1) SEC rules require that we disclose the applicable range of estimated payouts denominated in dollars (with the threshold referring to the minimum amount payable for a certain level of performance, the target referring to the amount payable if the specified performance targets are reached and the maximum referring to the maximum payout possible) upon satisfaction of the conditions in question under our non-equity annual incentive plan granted in the fiscal year. Accordingly, the amounts in the columns above reflect possible payouts under awards made to our named executive officers under our annual incentive plan. As described in this proxy statement under "Compensation, Discussion & Analysis - Fiscal 2012 Performance Measures & Objectives," the payouts were based on our company achieving certain corporate objectives, including Adjusted EBITDA, operating cash flow and operating expense as a percentage of net sales. As described above, there was no cash payout as disclosed in the Summary Compensation Table related to the annual incentive plan for 2012.
(2) Restricted stock award granted on October 8, 2012 in connection with Ms. Steinberg's promotion to COO in October 2012. This award vests as to 50% of the shares subject to the award on each of October 8, 2013 and October 8, 2014.
(3) Amounts shown equal the number of shares underlying options.
(4) The stock options were granted with an exercise price of $4.00 and each option will become exercisable, if at all, in three tranches, as follows, on the dates when the Company's average closing stock price for 20 consecutive trading days equals or exceeds the following prices: Tranche 1 (50% of the shares subject to the option at $6.00 per share); Tranche 2 (25% of the shares subject to the option at $8.00 per share); and Tranche 3 (25% of the shares subject to the option at $10.00 per share). If an average closing price of $6.00 per share is not achieved on or before the third anniversary of the grant date, the entire option award will be forfeited. However, if the first tranche becomes exercisable, then the vesting of the second and third tranches can occur any time on or before the fifth anniversary of the grant date.
(5) Amounts shown equal the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal 2012 Year-End

		OPTION AWARDS						STOCK AWARDS
		Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($/Share)	Option Expiration Date	Shares or Units of Stock that Have Not Vested
Name	Grant Date	Exercisable (#)	Unexercisable (#)					Number		Market Value (3)
Keith R. Stewart	8/27/08	250,000	—			$2.30	8/25/18
	8/27/08	125,000	—			$6.00	8/25/18
	8/27/08	125,000	—			$7.00	8/25/18
	11/18/10	500,000	—			$2.95	11/18/20
	3/31/11							36,272	(5)	$100,836

William McGrath	1/7/10	45,000	—			$4.97	1/7/20
	8/2/10	36,666	18,334	(4)		$1.82	8/2/20
	10/3/12	—	—		245,000	$4.00	10/3/22
	3/31/11							7,240	(5)	$20,127

G. Robert Ayd	2/1/10	—	70,000	(2)		$3.99	2/1/20
	2/1/10	280,000	—			$3.99	2/1/20
	10/3/12	—	—		320,000	$4.00	10/3/22
	3/31/11							18,973	(5)	$52,745

Carol Steinberg	6/1/09	100,000	—			$0.81	6/1/19
	10/3/12	—	—		320,000	$4.00	10/3/22
	3/31/11							16,443	(5)	$45,712
	10/8/12							30,000	(6)	$83,400

Annette Repasch	5/2/11	33,333	66,667	(4)		$6.32	5/2/21
	10/3/12	—	—		270,000	$4.00	10/3/22

____________________________
(1) Stock options were granted with an exercise price of $4.00 and each option will become exercisable, if at all, in three tranches, as follows, on the dates when the Company's average closing stock price for 20 consecutive trading days equals or exceeds the following prices: Tranche 1 (50% of the shares subject to the option at $6.00 per share); Tranche 2 (25% of the shares subject to the option at $8.00 per share); and Tranche 3 (25% of the shares subject to the option at $10.00 per share). If an average closing price of $6.00 per share is not achieved on or before the third anniversary of the grant date, the entire option award will be forfeited. However, if the first tranche becomes exercisable, then the vesting of the second and third tranches can occur any time on or before the fifth anniversary of the grant date.
(2) Stock option grant vests upon the date which Mr. Ayd relocates to Minnesota as determined by the board of directors in its sole discretion.
(3) Market value of unvested shares are based on the $2.78 close price of our stock on February 1, 2013, the last business day before the end of our last fiscal year.
(4) Stock option grants vest in three equal annual installments beginning on the first anniversary of the date of grant.
(5) Restricted stock award granted in payment of the annual incentive award earned by each individual during fiscal 2010. The unvested portion of this award reflected in the table vested on March 31, 2013.
(6) Restricted stock award granted on October 8, 2012 in connection with Ms. Steinberg's promotion to COO in October 2012. This award vests as to 50% of the shares subject to the award on each of October 8, 2013 and October 8, 2014.

Option Exercises and Stock Vested
There were no options exercised by our named executive officers in fiscal 2012. The table below shows information required for vesting of restricted stock during the last completed fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Keith R. Stewart	36,273	$75,085
William McGrath	7,240	$14,987
G. Robert Ayd	18,974	$39,276
Carol Steinberg	16,444	$34,039
Annette Repasch	—	—
__________________
(1) Represents the market value of the common stock on March 31, 2012, the date of vesting.
Retirement Benefits
The company’s named executive officers have the option to participate in the company’s 401(k) plan. Historically, the company provided matching contributions to the company’s 401(k) plan equal to 50% of an employee’s contributions, up to the first 6% of pay and funded this match each pay period regardless of company performance. Beginning in fiscal 2011, the Company match contributions were based upon company performance against our business objectives and the match amount differed depending upon level of goal achievement. The Company did not provide matched contributions for fiscal 2011 or 2012. Effective calendar year 2013, the Company implemented a guaranteed match of 50% on every dollar up to 6% of salary to all 401(k) plan participants, earned once a year on December 31. A participant must be an employee at that time to receive the match and the achieved match will be funded annually on or about that time. Also, effective calendar year 2013, all new hires will automatically enroll at the rate of 6%, and they will have the right to opt out or change the rate.
Effective calendar year 2014, existing plan participants deferring less than 6% will automatically increase each year at an incremental 1% up to the maximum deferral of 6%, and they will have the right to opt out or change the rate.
We do not provide a defined benefit plan to our named executive officers or any of our other executive officers.
Nonqualified Deferred Compensation
We currently do not provide any nonqualified deferred compensation plans to our named executive officers or other executive officers.
Severance Agreements and Severance Guidelines (non-change of control)
Our employment agreement with our chief executive officer, Keith Stewart, provides for severance payments in the event of his termination of employment under certain circumstances. If Mr. Stewart’s employment is terminated without cause or he resigns from employment for good reason, whether or not pursuant to a change of control, he is eligible to receive twelve months of his base salary at the time of termination, one year of his target bonus opportunity amount for the fiscal year in which the removal or resignation occurs, and twelve months of medical coverage under COBRA. All transition and severance pay or benefits (including the change in control severance benefit described below) are conditional upon his execution of an effective release in a specified form.
The company also has severance pay guidelines for our named executive officers and other executive officers that would entitle them to one year of base salary severance pay and one year of subsidized group medical coverage under COBRA if they are terminated without cause or resign for good reason, as each such term is defined below.
Severance Agreements and Severance Guidelines (change of control)
The company also has change of control severance guidelines for executive officers. Following a change of control, Keith Stewart is eligible for two years of base salary severance pay and medical coverage under COBRA for the length of the severance period to the extent allowed under the applicable plan if terminated without “cause” or he resigns for “good reason” within 12 months following a change of control. Other executive officers are eligible for one year of base salary severance pay and one year of subsidized group medical coverage under COBRA if they are terminated without “cause” or resign for “good reason” within 12 months following a change of control.
Any such severance payments pursuant to the change of control severance agreements will be reduced dollar-for-dollar by any other severance payment the officer is entitled to receive from the company in connection with the termination of his or her employment. In order to receive the severance, the executive officer must sign a release of claims in favor of the company and be in compliance with the terms of the change of control severance agreement.
The term “cause” as used in the severance agreements and severance pay guidelines means (i) a material act or act of fraud which results in or is intended to result in the officer’s personal enrichment at the expense of the company; (ii) public conduct by the officer materially detrimental to the reputation of company; (iii) material violation by the officer of any written company policy, regulation or practice; (iv) the officer’s failure to adequately perform the duties of the officer’s position to the detriment of the company; (v) commission of conduct constituting a felony; (vi) habitual intoxication, drug use or chemical substance use by any intoxicating or chemical substance; or (vii) a material breach by the officer of any of the terms and conditions of the change of control severance agreement, which breach remains uncured 10 days after receipt by the officer of written notice of such breach.
The term “good reason” as used in the severance agreements means (i) a material reduction in the officer’s duties, responsibilities or authority; (ii) any material reduction (greater than 10%), in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to the officer; (iii) material diminution in the duties, responsibilities or authority of the employee or officer to whom the officer is required to report; (iv) the company requiring the officer to be based at any office or location more than 50 miles from the location at which the officer was previously based or the company requiring the officer to travel on company business to a substantially greater extent than previously required; or (v) any material breach of the change in control severance agreement by the company. In addition, for any of these circumstances to constitute good reason the officer must have given notice thereof to the company which the company failed to cure within 30 days.
Potential Payments upon Termination, Non-Change in Control and After Change of Control
In the event a named executive officer’s employment terminated on February 2, 2013 (the last day of our last completed fiscal year) and the named executive officer was entitled to a severance payment, the named executive would have realized the payments set forth below:

Name	Non-Change of Control & Qualifying Termination	Change of Control & Qualifying Termination
Keith R. Stewart	$1,218,262	$1,392,300
William McGrath	$312,000	$312,000
G. Robert Ayd	$428,400	$428,400
Carol Steinberg	$420,000	$420,000
Annette Repasch	$367,200	$367,200
Additional Potential Payments for Accelerated Equity Awards Upon Change in Control
Our equity awards provide that stock options and restricted stock will immediately vest and options will immediately become exercisable upon a change of control, subject to certain triggers and exceptions. If any such transaction or event had occurred on February 2, 2013 (the last day of our fiscal year) and the price per share of our common stock payable in connection with such transaction or event equaled the closing sales price of a share of our common stock on the NASDAQ Stock Market on such date (closing price on February 1, 2013, the last day markets were open during our 2012 fiscal year, was $2.78 per share), then each of our named executive officers would have received the following payments in respect of their option and restricted stock awards (assuming full exercise of the same):

		EQUITY AWARDS
Name	Grant Date	Number of Unvested Restricted Shares (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($/Share)	Total Payment(1)
Keith R. Stewart	3/31/11	36,272			$100,836

William McGrath	8/2/10		18,334	$1.82	$17,601
	10/3/12		245,000	$4.00	$—
	3/31/11	7,240			$20,127
Total:					$37,728

G. Robert Ayd	2/1/10		70,000	$3.99	$—
	10/3/12		320,000	$4.00	$—
	3/31/11	18,973			$52,745
Total:					$52,745

Carol Steinberg	10/3/12		320,000	$4.00	$—
	3/31/11	16,443			$45,712
	10/8/12	30,000			$83,400
Total:					$129,112

Annette Repasch	5/2/11		66,667	$6.32	$—
	10/3/12		270,000	$4.00	$—
Total:					$—
________________________
(1) Market value of unvested shares are based on the $2.78 close price of our stock on February 1, 2013, the last business day before the end of our last fiscal year.

DIRECTOR COMPENSATION FOR FISCAL 2012

We use a combination of cash and stock-based compensation to attract and retain qualified board members. In setting director compensation, we consider the significant amount of time that directors spend in fulfilling their duties as directors, committee members and chairs. The governance committee has in the past received data and analysis completed by Towers Watson relative to director compensation. The governance committee anticipates that it will continue to review and update this information as appropriate in the future. Towers Watson provides the governance committee with relevant market data, upon its request, including data from proxy sources in our peer group, and alternatives to consider when the governance committee is making compensation decisions for director compensation.
The governance committee generally reviews and makes recommendations to the board of directors as to director compensation issues at its June board meeting, with advice and analysis from its independent compensation advisor, Towers Watson. Under the current director compensation structure, each director receives an annual retainer of $65,000 (payable quarterly). In addition, the chairman of the board receives a supplemental annual retainer of $65,000; the chairman of the audit committee receives a supplemental annual retainer of $20,000; the chairman of the compensation or governance committee receives a supplemental annual retainer of $12,000; the chairman of the finance committee received a supplemental annual retainer of $12,000; and members of the audit committee receive a supplemental annual retainer of $10,000. Furthermore, under the current compensation program, each director is awarded 8,000 shares of restricted stock at the June meeting, subject to a one-year vesting requirement. Directors do not receive any per-meeting fees. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees. Directors who serve on special committees of the board which are established from time to time may receive additional compensation as determined by the board.
The summary below represents compensation paid to directors during fiscal 2012. As previously discussed, the director compensation program consists of an annual cash retainer for all board members, additional cash retainers for the non-executive chairman, committee chairs and audit committee members and an annual stock-based grant. Additionally, the non-executive chairman receives an annual stock option grant equal to an option to purchase 20,000 shares of common stock. New directors receive a one-time stock option grant equal to an option to purchase 30,000 shares of common stock upon joining the board. The annual retainer for directors did not increase during fiscal 2012. The annual grant of 8,000 restricted shares of common stock, subject to one-year vesting, also remained unchanged. A special retainer was paid to members of the special committee for work on a variety of special projects and tasks delegated to it by the board. Mr. Kocsi and Ms. Dunleavy, the directors who were nominated by GE Equity at our 2012 annual meeting of shareholders, did not receive compensation for their service as directors pursuant to the terms of our amended and restated shareholders agreement with GE Equity, as well as GE and NBCU policies. As of December 31, 2012, Mr. Kocsi was no longer a director of the company and as of May 7, 2013, Ms. Dunleavy was no longer a director of the company. Mr. Pick will not receive compensation in 2013 pursuant to this agreement and policies. In addition, Keith Stewart, our chief executive officer, did not receive any additional compensation for his service on the board of directors.
The following table shows information concerning compensation provided to each of our non-employee directors for services provided as a director during fiscal 2012.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)(2)	Total ($)
Joseph F. Berardino	$218,250	(3)	$13,600	(1)	$—	$231,850
John D. Buck	$65,000	(4)	$13,600	(1)	$—	$78,600
Catherine Dunleavy	$—		$—		$—	$—
William F. Evans	$85,000	(5)	$13,600	(1)	$—	$98,600
Edwin P. Garrubbo	$24,375	(6)	$17,000	(9)	$—	$41,375
Patrick Kocsi	$—		$—		$—	$—
Sean F. Orr	$218,250	(7)	$13,600	(1)	$—	$231,850
Randy S. Ronning	$273,250	(8)	$13,600	(1)	$25,578	$312,428
_________________________________

(1) Amount reported represents 100% of the grant date fair value of the annual restricted stock grant of 8,000 shares given to each of the directors. The valuation of these awards, in accordance with FASB ASC Topic 718, is based on the closing price of our common stock on June 13, 2012, the date of grant. These shares are restricted and vest in full on June 18, 2013, the day before our 2013 Annual Meeting.

(2) Amount shown do not reflect compensation actually realized by the named director. Instead, amount shown represents the aggregate grant date fair value of the stock option award made to each individual during fiscal 2012 as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the value of the option award are set forth in Note 10, Shareholders Equity - Stock-Based Compensation, of the Notes to the Consolidated Financial Statements included in our annual Report on Form 10-K for Fiscal 2012 filed with the SEC on March 28, 2013.
(3) Consists of $65,000 annual board retainer, $10,000 for serving as a member of the audit committee, $12,000 for serving as chairman of the governance committee, and $131,250 for services on special committees of the board.
(4) Represents a $65,000 annual board retainer.
(5) Consists of $65,000 annual board retainer, and $20,000 for serving as chairman of the audit committee.
(6) Consists of $24,375 annual board retainer prorated to his resignation from the board on June 13, 2012.
(7) Consists of $65,000 annual board retainer, $10,000 for serving as a member of the audit committee, $12,000 for serving as chairman of the finance committee, and $131,250 for services on special committees of the board.
(8) Consists of $65,000 annual board retainer, $65,000 for serving as chairman of the board of directors, $12,000 for serving as chairman of the compensation committee, and $131,250 for services on special committees of the board.
(9) Amount reported represents 100% of the grant date fair value of the annual restricted stock grant of 8,000 shares given to Mr. Garrubbo which vests in full on June 18, 2013, and a grant of 2,000 shares of stock that vested in full on June 13, 2012. The valuation of these awards, in accordance with FASB ASC Topic 718, is based on the closing price of our common stock on June 13, 2012, the date of grant.

CERTAIN TRANSACTIONS

Relationship with NBCU and GE Equity — In March 1999, we entered into an alliance with GE Capital Equity Investments, Inc. ("GE Equity") and NBCU, pursuant to which we issued Series A redeemable convertible preferred stock and common stock warrants, and entered into a shareholder agreement, a registration rights agreement, a distribution and marketing agreement and, the following year, a trademark license agreement. On February 25, 2009, we entered into an exchange agreement with the same parties, pursuant to which GE Equity exchanged all outstanding shares of our Series A preferred stock for (i) 4,929,266 shares of our Series B redeemable preferred stock, (ii) a warrant to purchase up to 6,000,000 shares of our common stock at an exercise price of $0.75 per share and (iii) a cash payment in the amount of $3.4 million. In connection with the exchange, the parties also amended and restated the 1999 shareholder agreement and registration rights agreement. The outstanding agreements with GE Equity and NBCU are described in more detail below.
The shares of Series B redeemable preferred stock were redeemable by us at any time for an initial redemption amount of $40.9 million, plus accrued dividends at a base rate of 12%, subject to adjustment. In addition, the Series B preferred stock provided GE Equity with class voting rights and the rights to designate members of our board of directors. In April 2011, we redeemed all of the outstanding Series B preferred stock for $40.9 million and paid accrued dividends of $6.4 million.
In January 2011, General Electric Company ("GE") consummated a transaction with Comcast Corporation ("Comcast") pursuant to which GE contributed all of its holdings in NBCU to NBCUniversal, LLC, a newly formed entity, whose common equity was initially beneficially owned 51% by Comcast and 49% by GE. As a result of that transaction, NBCU became a wholly owned subsidiary of NBCUniversal, LLC. In March 2013, GE sold its remaining 49% common equity interest in NBCUniversal, LLC to Comcast pursuant to an agreement reached in February 2013.
As of February 2, 2013, the direct equity ownership of GE Equity in our company consisted of warrants to purchase up to 6,000,000 shares of common stock, and the direct ownership of NBCU in our company consisted of 7,141,849 shares of common stock. We have a significant cable distribution agreement with Comcast and believe that the terms of this agreement are comparable to those with other cable system operators.
In connection with the January 2011 transfer of its ownership in NBCU to NBCUniversal, LLC, GE also agreed with Comcast that, for so long as GE Equity is entitled to appoint two members of our board of directors, NBCU will be entitled to retain a board seat provided that NBCU beneficially owns at least 5% of our adjusted outstanding common stock (as computed under the shareholder agreement described below). Furthermore, GE agreed to obtain the consent of NBCU prior to consenting to our adoption of any shareholders rights plan or certain other actions that would impede or restrict the ability of NBCU to acquire or dispose of shares of our voting stock or taking any action that would result in NBCU being deemed to be in violation of the Federal Communications Commission multiple ownership regulations.

Amended and Restated Shareholder Agreement
On February 25, 2009, we entered into an amended and restated shareholder agreement with GE Equity and NBCU, which provides for certain corporate governance and standstill matters. The amended and restated shareholder agreement provides that GE Equity is entitled to designate nominees for three out of nine members of our board of directors so long as the aggregate beneficial ownership of GE Equity and NBCU (and their affiliates) is at least equal to 50% of their beneficial ownership as of February 25, 2009 (i.e., beneficial ownership of approximately 8.75 million common shares, including for such purpose, shares of our common stock issuable to GE Equity upon exercise of the warrant for 6,000,000 shares of our common stock), and two out of nine members so long as their aggregate beneficial ownership is at least 10% of the shares of "adjusted outstanding common stock," as defined in the amended and restated shareholder agreement. In addition, the amended and restated shareholder agreement provides that GE Equity may designate any of its director-designees to be an observer of the audit, human resources and compensation, and corporate governance and nominating committees of our board of directors.
The amended and restated shareholder agreement requires the consent of GE Equity prior to our entering into any material agreements with any of CBS, Fox, Disney, Time Warner or Viacom (and their respective affiliates), provided that this restriction will no longer apply when either (i) our trademark license agreement with NBCU (described above) has terminated or (ii) GE Equity is no longer entitled to designate at least two director nominees. In addition, the amended and restated shareholder agreement requires the consent of GE Equity prior to our (i) exceeding certain thresholds relating to the issuance of securities, the payment of dividends, the repurchase or redemption of common stock, acquisitions (including investments and joint ventures) or dispositions, and the incurrence of debt; (ii) entering into any business different than what we and our subsidiaries are currently engaged; and (iii) amending our articles of incorporation to adversely affect GE Equity and NBCU (or their affiliates); provided, however, that these restrictions will no longer apply when both (1) GE Equity is no longer entitled to designate three director nominees and (2) GE Equity and NBCU no longer hold any Series B preferred stock. We are also prohibited from taking any action that would cause any ownership interest by us in television broadcast stations from being attributable to GE Equity, NBCU or their affiliates.
The amended and restated shareholder agreement further provides that during the "standstill period" (as defined in the amended and restated shareholder agreement), subject to certain limited exceptions, GE Equity and NBCU are prohibited from: (i) making any asset/business purchases from us in excess of 10% of the total fair market value of our assets; (ii) increasing their beneficial ownership above 39.9% of our shares, treating as outstanding and actually owned for such purpose shares of our common stock issuable to GE Equity upon exercise of the warrant for 6,000,000 shares of our common stock; (iii) making or in any way participating in any solicitation of proxies; (iv) depositing any of our securities in a voting trust; (v) forming, joining or in any way becoming a member of a "13D Group" with respect to any of our voting securities; (vi) arranging any financing for, or providing any financing commitment specifically for, the purchase of any of our voting securities; or (vii) otherwise acting, whether alone or in concert with others, to seek to propose to us any tender or exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction involving us, or nominating any person as a director of our company who is not nominated by the then incumbent directors, or proposing any matter to be voted upon by our shareholders. If, during the standstill period, any inquiry has been made regarding a "takeover transaction" or "change in control," each as defined in the amended and restated shareholder agreement, that has not been rejected by our board of directors, or our board of directors pursues such a transaction, or engages in negotiations or provides information to a third party and the board has not resolved to terminate such discussions, then GE Equity or NBCU may propose to us a tender offer or business combination proposal.
In addition, unless GE Equity and NBCU beneficially own less than 5% or more than 90% of the adjusted outstanding shares of common stock, GE Equity and NBCU shall not sell, transfer or otherwise dispose of any securities of our company except for transfers: (i) to certain affiliates who agree to be bound by the provisions of the amended and restated shareholder agreement, (ii) that have been consented to by us, (iii) subject to certain exceptions, pursuant to a third-party tender offer, (iv) pursuant to a merger, consolidation or reorganization to which we are a party, (v) in an underwritten public offering pursuant to an effective registration statement, (vi) pursuant to Rule 144 of the Securities Act of 1933, or (vii) in a private sale or pursuant to Rule 144A of the Securities Act of 1933; provided, that in the case of any transfer pursuant to clause (v), (vi) or (vii), the transfer does not result in, to the knowledge of the transferor after reasonable inquiry, any other person acquiring, after giving effect to such transfer, beneficial ownership, individually or in the aggregate with that person's affiliates, of more than 10% (or 20% in the case of a transfer by NBCU) of the adjusted outstanding shares of the common stock, as determined in accordance with the amended and restated shareholder agreement.
The standstill period will terminate on the earliest to occur of (i) the ten-year anniversary of the amended and restated shareholder agreement, (ii) our entering into an agreement that would result in a "change in control" (subject to reinstatement), (iii) an actual "change in control" (subject to reinstatement), (iv) a third-party tender offer (subject to reinstatement), or (v) six months after GE Equity can no longer designate any nominees to our board of directors. Following the expiration of the standstill period pursuant to clause (i) above and two years in the case of clause (v) above, GE Equity and NBCU's beneficial ownership position may not exceed 39.9% of our adjusted outstanding shares of common stock, except pursuant to issuances or exercises of any warrants or pursuant to a 100% tender offer for our company.

Registration Rights Agreement
On February 25, 2009, we entered into an amended and restated registration rights agreement providing GE Equity, NBCU and their affiliates and any transferees and assigns, an aggregate of four demand registrations and unlimited piggy-back registration rights. In addition, NBCU was subsequently granted one additional demand registration right pursuant to the second amendment of the NBCU Trademark License Agreement.
NBCUniversal Trademark License Agreement
On November 16, 2000, we entered into a trademark license agreement with NBCU pursuant to which NBCU granted us an exclusive, worldwide license for a term of ten years to use certain NBCU trademarks, service marks and domain names to rebrand our business and corporate name and website. We subsequently selected the names ShopNBC and ShopNBC.com.
Under the license agreement, we have agreed, among other things, to (i) certain restrictions on using trademarks, service marks, domain names, logos or other source indicators owned or controlled by NBCU, (ii) the loss of our rights under the license with respect to specific territories outside of the United States in the event we fail to achieve and maintain certain performance targets in such territories, (iii) not own, operate, acquire or expand our business to include certain businesses without NBCU's prior consent, (iv) comply with NBCU's privacy policies and standards and practices, and (v) not own, operate, acquire or expand our business such that one-third or more of our revenues or our aggregate value is attributable to certain services (not including retailing services similar to our existing e-commerce operations) provided over the internet. The license agreement also grants to NBCU the right to terminate the license agreement at any time upon certain changes of control of our Company, in certain situations upon the failure by NBCU to own a certain minimum percentage of our outstanding capital stock on a fully diluted basis, and certain other situations.
On May 11, 2012, we amended our trademark license agreement for the use of the ShopNBC brand name with NBCU, extending the term of the license agreement through January 31, 2014. As consideration for the amendment, we paid NBCU $4 million upon execution of the amendment and agreed to pay NBCU an additional $2.8 million on May 15, 2013, which is included in accrued liabilities in the accompanying February 2, 2013 consolidated balance sheet. NBCU has the right to terminate the trademark license agreement if (i) we were to be in material breach of, default under or non-compliance with the terms and conditions of our credit facility with PNC Bank, National Association (unless such breach, default or non-compliance is cured within 90 days or consented to or waived by the lender or agent under the credit facility), or (ii) if credit availability under the credit facility plus our unrestricted cash were to fall below $8 million. In addition, in the event that we were not to renew our trademark license agreement upon expiration, we agreed we will enter into a separate transition agreement with NBCU, on terms and subject to the conditions to be mutually agreed between the parties, relating to the three-month period prior to the January 31, 2014 expiration date.
On May 16, 2011, we issued 689,655 shares of common stock to NBCU as consideration for a previous one year extension of the same trademark license agreement. Shares issued were valued at $6.04 per share, representing the fair market value of our common stock on the date of issuance.
Credit Card Agreement with Affiliate of GE Equity
The Company has a private label consumer credit card program (the "Program"). The Program is made available to all qualified consumers for the financing of purchases of products from ShopNBC. The Program provides a number of benefits to customers including deferred billing options and free or reduced shipping promotions throughout the year. Use of the ShopNBC credit card furthers customer loyalty, reduces total credit card expense and reduces the Company's overall bad debt exposure since the credit card issuing bank bears the risk of loss on ShopNBC credit card transactions that do not utilize the Company's ValuePay installment payment program. In December 2011, the Company entered into a Private Label Consumer Credit Card Program Agreement Amendment with GE Capital Retail Bank extending the Program for an additional seven years until 2019. The Company received a $500,000 signing bonus as an incentive for the Company to extend the Program. The signing bonus has been recorded as deferred revenue in the accompanying financial statements and is being recognized as revenue over the seven-year term of the agreement.
GE Capital Retail Bank, the issuing bank for the Program, is indirectly wholly-owned by the General Electric Company ("GE"), which is also the parent company of GE Equity. As of March 27, 2013, GE Equity has an approximate 11% ownership in the Company and has the right to select three members of the Company's board of directors.
Consulting Agreement with Creative Commerce
In April 2009, we entered into marketing agreements with Creative Commerce, LLC (“Creative Commerce”) and its subsidiary, International Commerce Agency, LLC (“International Commerce”), under which Creative Commerce and International Commerce agreed to provide consulting services to us in the electronic retailing industry. One of our former directors, Edwin

Garrubbo, is the majority owner of both Creative Commerce and International Commerce. These agreements were entered into prior to the time that Mr. Garrubbo was considered as a possible candidate for the board of directors, and the existence of the agreements was disclosed to and considered by the audit committee in light of the related person transaction approval policy as part of the process in selecting him to fill a vacancy on the board, and was also disclosed in a filing on a Current Report on Form 8-K at the time of his election to the board of directors in July 2009. After consulting with Mr. Garrubbo, the corporate governance and nominating committee did not nominate Edwin Garrubbo for reelection as a director in 2012. Mr. Garrubbo’s term as a director ended at the 2012 annual meeting. Under the agreements, we agreed to pay commissions to these companies based on sales of specified products through vendors identified by these companies. The Company made payments totaling approximately $752,000 during fiscal 2012 through the 2012 annual meeting, $1,384,000 during fiscal 2011 and $787,000 during fiscal 2010, relating to these services.
Related Person Transactions Approval Policy
In February 2007, our board of directors adopted a written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. This policy applies to any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we are a participant and in which a related person has a direct or indirect interest where such person’s interest in the transaction(s) involves at least $120,000 in value. In order for the transaction, arrangement or relationship to be subject to this policy, there must a financial aspect to the transaction, which may, for example, involve payments between us and the related person or otherwise provides value to one of the parties.
Under the policy, a related person is any (1) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of our company; (2) greater than 5% beneficial owner of our common stock; or (3) immediate family member of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers-and fathers-in-law, sons- and daughters-in law, and brothers- and sisters-in-law and anyone residing in such person’s home, except for tenants or employees.
Prior to entering into any related person transaction, the audit committee of our board of directors must be presented with the relevant information about the proposed transaction in order for the committee to assess whether the related person transaction is beneficial to our company and the proposed terms are fair to us. The committee is authorized to approve, deny, or approve subject to specified conditions, any related party transaction in its sole discretion. The policy also outlines certain factors that the audit committee may take into account in considering a related person transaction, and itemizes certain routine transactions which are exempt from the policy.
The types of routine transactions that are exempt from the company’s related person transaction policy consist of:
• any employment by the company of an executive officer of the company if (a) the related compensation is required to be reported in the company’s proxy statement under Item 402 of Regulation S-K or (b) the executive officer is not an immediate family member of another executive officer, director or 5% or greater shareholder of the company, the related compensation would be reported in the company’s proxy statement under Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and the company’s human resources and compensation committee approved (or recommended that the board of directors approve) the compensation;
• any compensation paid to a director if the compensation is required to be reported in the company’s proxy statement under Item 402 of Regulation S-K;
• any transaction in which the related person’s interest arises solely from the ownership of the company’s common stock and all holders of the company’s common stock received the same benefit on a pro rata basis (e.g., dividends);
• any transaction with another company at which a related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues; and
• any transaction with a related person involving services as a bank depositary of funds, transfer agent, registration, trustee under a trust indenture, or similar services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than ten percent of any class of our voting securities to file reports of their ownership of our common stock and changes in their ownership with the Securities and Exchange Commission. Based on a review of reports filed by these reporting persons and written representations by our directors and executive officers, we believe that all of our directors, executive officers and persons who own more than ten percent of any class of our voting securities complied with all filing requirements applicable to them during fiscal 2012 except that (i) on May 30, 2012, Robert Ayd filed a Form 4 reporting his May 24, 2012 purchase of stock and (ii) Sean Orr filed a Form 4 on September 13, 2012 reporting his August 17, 2012 purchase of stock and also filed a Form 4 on October 16, 2012 reporting his October 12, 2012 purchase of stock.

OTHER MATTERS
As of the date of this proxy statement, the board of directors knows of no matters that will be presented for consideration at the meeting other than as described in this proxy statement. The persons named as proxies intend to vote in accordance with the recommendation of the management of our company.
Our annual report on Form 10-K for fiscal 2012, including financial statements, is being mailed with this proxy statement to certain of our shareholders who previously have requested paper copies and to our registered holders. Shareholders who receive a Notice Regarding the Availability of Proxy Materials should follow the instruction on the notice for obtaining paper copies of the annual report on Form 10-K and the proxy statement.
Our annual report on Form 10-K for fiscal 2012 and the proxy statement are available for viewing on-line, printing or downloading at www.valuevisionmedia.com/proxy.
We participate, and some banks, brokers and other nominee record holders may be participating, in the practice of "householding" proxy soliciting material. This means that you and other holders of our common stock in your household may not receive separate copies of the proxy statement or our annual report on Form 10-K.
Shareholders who wish to obtain a separate copy or an additional copy of our proxy statement or annual report on Form 10-K for fiscal 2012 may do so without charge by writing to us at ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary.

By Order of the Board of Directors

Teresa Dery
SVP General Counsel
Corporate Secretary